UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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DENNY’S CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Denny's

keke's BREAKFAST CAFE

2024

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

April 4, 2024

203 E. Main Street

Spartanburg, South Carolina 29319

To Our Stockholders:

In 2023, we celebrated the 70th anniversary of Denny’s, a testament to the enduring success of this great brand. The Denny’s Franchisee Association convention this year was an incredible opportunity to gather with our franchise partners, celebrate all that we have accomplished together, talk about our business today, and rally together for our future.

We used our time together to share plans to continue strengthening and transforming the Denny’s brand through refocused strategic priorities and to showcase some new leadership and bold thinking. Needless to say, our franchise partners are just as excited as we are about the clear alignment of strategies and initiatives that will strengthen both top and bottom-line results while continuing to grow the Denny’s brand.

The recently installed kitchen equipment at Denny’s is yielding operational efficiencies in our restaurants and empowering our product development team to elevate the quality of our menu with new craveable products our guests will love. We are beginning to install our new cloud-based POS system which we believe will contribute to additional operational efficiencies and equip our restaurant operators to deliver an enhanced customer experience.

Our marketing team is continually optimizing our targeted messaging and delivering across effective channels to drive engagement and awareness with our target guests. This includes awareness of our new premium products and great value options. Further, our off-premises technology and infrastructure remain a competitive strength, and our virtual concepts, The Meltdown, The Burger Den and Banda Burrito, continue to drive consistent incremental sales.

While we remain focused on the long-term revitalization of the Denny’s brand, we are also focused on expanding the reach of Keke’s Breakfast Café. We have assembled a strong and talented leadership team at Keke’s and completed important foundational work to prepare this daytime eatery concept for accelerated growth. With an enhanced image and refined menu, Keke’s is ready to expand into multiple states. We were honored by the warm welcome we received from a recent opening in the Nashville market. Continued excitement from franchisees has contributed to a growing development pipeline with plans for nearly 100 future Keke’s Breakfast Cafés.

We have built a diverse and inclusive workforce through our commitment to embracing the unique qualities of each employee and valuing differences in thought, culture, and experiences. In support of this commitment, we continually remind our teams of our Guiding Principles: 1) People First, 2) Embrace Openness, 3) the Power of We, 4) Pursue Excellence, and 5) Celebrate our Heritage.

Feeding our guests’ minds, bodies and souls is our purpose and the reason we exist, and we are determined to fulfill that purpose while operating as a responsible steward for our planet and our people. That is why Denny’s purchasing decisions are guided by a commitment to animal welfare and responsible sourcing. We have made great strides to reduce energy and waste and will continue dedicating resources to make our business more sustainable. Through our partnership with No Kid Hungry, we have raised a cumulative $13.5 million for children facing hunger in the United States.

Sound strategies and effective leadership teams with a long-term focus have contributed to Denny’s 70 years of success. Continued oversight of these strategies by our diverse and experienced Board, coupled with officer equity holding requirements, promise to ensure that our focus on near-term success remains aligned with long-term stockholder interest and ultimately the fulfillment of our purpose for many years to come.

Thank you for your continued interest and ongoing support.

With Respect and Gratitude,

Brenda J. Lauderback	Kelli Valade
Board Chair	CEO

DENNY’S CORPORATION

NOTICE OF 2024 ANNUAL MEETING OF

STOCKHOLDERS

When	Where	Record Date

Date and Time May 15, 2024 11:00 AM (Eastern Time)	Online at www.virtualshareholdermeeting.com/DENN2024	Stockholders as of March 19, 2024 are entitled to vote.

VOTING ITEMS

Proposals	Board Vote Recommendation	For Further Details
1. To elect the eight (8) directors named in this proxy statement	✓ FOR each director nominee	See page 7

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2024	✓ FOR	See page 17

3. To approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement	✓ FOR	See page 19

4.  To vote on a stockholder proposal that asks the Company to disclose its current greenhouse gas (“GHG”) emissions, emissions data for any previous year during which they’ve been measured, and targets for further reducing its emissions with progress meeting the goals to be disclosed regularly

	× AGAINST	See page 45

5.  To vote on a stockholder proposal that asks the Company to publish measurable, time-bound targets for eliminating (or at least significantly reducing) gestation crates in its pork supply and regularly report progress meeting them

	× AGAINST	See page 47

Stockholders will also transact such other business as may properly come before the annual meeting of the stockholders to be held on May 15, 2024 (the “Annual Meeting”), or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2024

The proxy statement and the 2023 Annual Report of Denny’s Corporation are available at http://materials.proxyvote.com/24869P.

YOUR VOTE IS IMPORTANT

We are committed to ensuring, to the extent possible, that stockholders will be afforded the ability to participate at the virtual meeting similarly to how they would participate at an in-person meeting. The question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your unique 16-digit control number (“Control Number”) found on your proxy card or voting instruction form (“VIF”). Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/DENN2024.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately thirty minutes before the Annual Meeting begins at 11:00 a.m. (Eastern Time) on May 15, 2024.

Whether or not you plan to attend the Annual Meeting, we urge you to cast your vote in advance of the Annual Meeting via one of the methods described below and in the attached Proxy Statement. The Proxy Statement contains important information for you to consider when deciding how to vote on the above items. You do not need to attend the Annual Meeting in order to vote.

By Order of the Board of Directors

Gail Sharps Myers

Executive Vice President, Chief Legal & Administrative Officer

& Corporate Secretary

PROXY STATEMENT TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS This proxy statement contains forward-looking statements. All statements contained in this proxy statement other than statements of historical fact, including statements relating to trends in or expectations relating to the expected effects of our initiatives, strategies, and plans, as well as trends in or expectations regarding our financial results and long-term growth model and drivers, and regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “can,” “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended December 27, 2023. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We assume no obligation to update any of these forward-looking statements after the date of this proxy statement.

Denny’s 2024 Proxy Statement

PROXY STATEMENT

April 4, 2024

GENERAL

Introduction

The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held virtually on Wednesday, May 15, 2024, at 11:00 a.m. Eastern Time (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Denny’s Corporation (the “Board”) to be used at the upcoming Annual Meeting. The information provided herein concerns not only Denny’s Corporation, but also its wholly-owned subsidiaries including, but not limited to, Denny’s, Inc. and Keke’s, Inc. Substantially all operations of the Denny’s Corporation’s wholly-owned subsidiaries are currently conducted through Denny’s, Inc. and Keke’s, Inc., respectively. Because the Annual Meeting is virtual and being held via live webcast, stockholders will not be able to attend the Annual Meeting in person but may participate by joining the live webcast as further described below.

Stockholder Voting

You may vote at the Annual Meeting either by proxy or personally at the Annual Meeting. Only holders of record of common stock of Denny’s Corporation, par value $0.01 per share (the “Common Stock”), as of the close of business on March 19, 2024 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement is first being made available to each such stockholder beginning on or about April 4, 2024.

Voting by Proxy

To vote by proxy, you must either properly execute and return (prior to the Annual Meeting) the proxy card or follow the instructions set forth in the enclosed proxy card to vote by phone or on the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the eight (8) nominees to the Board; (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the fiscal year ending December 25, 2024; (iii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers, as described herein; (iv) against a stockholder proposal that asks the Company to disclose its current greenhouse gas (“GHG”) emissions, emissions data for any previous year during which they’ve been measured, and targets for further reducing its emissions with progress meeting the goals to be disclosed regularly; and (v) against a stockholder proposal that asks the Company to publish measurable, time-bound targets for eliminating (or at least significantly reducing) gestation crates in its pork supply and regularly report progress meeting them. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.

If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to Gail Sharps Myers, Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary of Denny’s Corporation prior to the date of the Annual Meeting at Denny’s Corporation’s corporate offices, 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by participating in the virtual meeting and voting online. If you vote by telephone or by accessing the Internet voting website (which is separate from the meeting website described further below), you may also revoke your proxy by re-voting using the same procedure no later than 11:59 p.m. Eastern Time on Tuesday, May 14, 2024.

Voting at the Meeting

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are a stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to the Company and vote your shares by proxy in the manner described above, or you may personally vote your shares at the Annual Meeting. To participate and vote personally at the meeting, visit www.virtualshareholdermeeting.com/DENN2024, using the 16-digit control number on the Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card. Even if you plan to participate in the meeting, we recommend that you vote in advance by proxy, in case you later change your mind and determine not to participate in the meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting online. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting online unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions in the Notice.

1

General

Stockholder Voting

Voting Requirements

At the Annual Meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will be decided by a majority of votes cast on the matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” or “against” any director-nominee or on any other proposal, and therefore will not affect the outcome of any proposal. As of the close of business on the Record Date, 52,146,219 shares of Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

Participating in the Annual Meeting

This year’s Annual Meeting will be a completely virtual meeting of stockholders and will be webcast live over the Internet. Please go to www.virtualshareholdermeeting.com/DENN2024 for instructions on how to participate in the Annual Meeting. Any stockholder may participate and listen live to the webcast of the Annual Meeting over the Internet at such site. Stockholders as of the Record Date may vote and submit questions either in advance of or while participating in the Annual Meeting via the Internet by using the 16-digit control number included in the Notice or proxy card that accompanied these proxy materials. The webcast starts at 11:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log-in page.

Fiscal 2023 Business Highlights

Beyond celebrating 70 years of delighting Denny’s guests, 2023 was an important year that established a foundation for the future transformation of our flagship Denny’s brand and for the accelerating development of Keke’s Breakfast Café. We introduced a powerful new strategic framework with a heightened focus on our key initiatives, which are designed to reignite everything that has differentiated our business since 1953.

Our enhanced focus has yielded a better and deeper understanding of our guests and how Denny’s can deliver the products and experiences they crave. Newly installed kitchen equipment across the domestic system is delivering operational efficiencies and empowering the development of new and enhanced craveable products. We anticipate additional operational efficiencies and an elevated customer experience as we roll out our new POS system.

The strong leadership team we have assembled at Keke’s Breakfast Café has overseen a redesign of its menu and café image. Completion of these critical steps established the foundation for this brand to begin expanding into multiple states. We were excited by the successful opening of our first location in the Nashville market, and we are ready to support the 14 franchisees who have signed development agreements to open nearly 100 future cafés.

While the restaurant operating environment has remained choppy, our leadership team, franchise partners and restaurant operators remained focused on providing a positive guest experience, ultimately delivering the following results:

Denny’s Domestic System-Wide Same-Restaurant Sales Growth(1): 3.6% vs. 2022	Restaurant Openings: 32 contributing to 1,631 restaurants globally (including Keke’s Breakfast Cafe)	Adjusted EBITDA(2): $81.5 million Adjusted Free Cash Flow(2): $44.7 million

(1)

Same-restaurant sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-restaurant sales and domestic system-wide same-restaurant sales should be considered as a supplement to, not a substitute for, the Company’s results as reported under GAAP.

(2)	Please refer to the Reconciliation of Net Income (“Loss”) and Net Cash Provided by Operating Activities to Non-GAAP Financial Measures included in Appendix A.

Denny’s 2024 Proxy Statement	2

General

Capital Events and Announced Strategic Brand Investments

Capital Events and Announced Strategic Brand Investments

Denny’s has committed approximately $13 million to assist franchisees toward the $65 million rollout of new kitchen equipment and restaurant technology, in addition to new incentives to accelerate new restaurant development.

Capital Structure

•  Successfully refinanced Denny’s amended and restated $350 million revolving credit facility in 2021 to a new five-year $400 million credit facility with enhanced flexibility for brand investments and share repurchases

•  Strong balance sheet with conservative debt leverage at 3.3x Adjusted EBITDA at year end

Kitchen Modernization

•  Completed rollout of new kitchen equipment with near-term benefits through kitchen efficiency and productivity while also reducing food waste

•  Long-term benefits through menu enhancements with new and improved product offerings

Restaurant Technology

•  More personalized and seamless guest experience with revamped website and mobile app

•  Deployment of new cloud-based restaurant technology platform has begun and we anticipate improved restaurant efficiencies and enhancements to the overall guest experience while also providing a foundation for future innovation

Restaurant Development • Upfront cash incentive to support existing Denny’s domestic development commitments • Accelerating the long-term development of Keke’s Breakfast Cafe restaurants

Stockholder Returns

In recent years, Denny’s has maintained active share repurchase programs as a means of creating shareholder value for its investors. Denny’s returned nearly $148 million to stockholders through share repurchases over the last three years, yielding approximately $100 million in remaining share repurchase authorization at the end of fiscal 2023.

The Company temporarily suspended its share purchase program on February 27, 2020 to offset the impact of COVID-19. The suspension continued through the Company’s August 26, 2021 announced successful refinance of its credit facility and relaunch of its share repurchase program.

3

General

Equity Security Ownership

Equity Security Ownership

Principal Stockholders

The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 19, 2024, unless otherwise indicated, to own more than 5% of the outstanding shares of Common Stock. As of March 19, 2024, 52,146,219 shares of the Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Common Stock

Allspring Global Investments Holdings, LLC (and related entities) 1415 Vantage Park Drive 3rd Floor Charlotte, NC 28203	8,093,427(1)	15.5%

BlackRock, Inc. (and related entities) 50 Hudson Yards New York, NY 10001	4,034,194(2)	7.7%

The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	3,245,926(3)	6.2%

Wellington Management Group LLP (and related entities) 280 Congress Street Boston, MA 02210	3,165,633(4)	6.1%

Managed Account Advisors LLC 101 Hudson Street 9th Floor Jersey City, NJ 07302	2,985,921(5)	5.7%

(1)

Based upon the Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2024, Allspring Global Investments Holdings, LLC, a parent holding company, is the beneficial owner of 8,093,427 shares, has sole voting power with respect to 7,433,251 shares and sole investment power with respect to 8,093,427 shares. Aggregate beneficial ownership reported by Allspring Global Investments Holdings, LLC is on a consolidated basis and includes beneficial ownership of Allspring Global Investments, LLC and Allspring Funds Management, LLC.

(2)

Based upon the Schedule 13G/A filed with the SEC on January 26, 2024, BlackRock, Inc., as a parent holding company, is the beneficial owner of 4,034,194 shares and has sole voting power with respect to 3,945,159 shares and sole investment power with respect to 4,034,194 shares. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes beneficial ownership of its subsidiaries BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, Aperio Group, LLC, BlackRock Fund Managers Limited and BlackRock Investment Management, LLC.

(3)

Based upon the Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group, Inc., as an investment advisor and parent holding company, is the beneficial owner of 3,245,926 shares and has shared voting power with respect to 99,849 shares, sole investment power with respect to 3,099,826 shares and shared investment power with respect to 146,100 shares.

(4)

Based upon the Schedule 13G/A filed with the SEC on February 8, 2024, Wellington Management Group, LLP as a parent holding company along with Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP are the beneficial owners of 3,165,633 shares and have shared voting power with respect to 2,957,098 shares and shared investment power with respect to 3,165,633 shares. Wellington Management Company LLP, an investment adviser, is deemed to be the beneficial owner of 2,980,252 shares and has shared voting power with respect to 2,771,717 shares and shared investment power respect to 2,980,252 shares.

(5)

Based upon the Schedule 13G filed with the SEC on February 9, 2024, Managed Account Advisors LLC, as an investment advisor, is the beneficial owner of 2,985,921 shares and has sole investment power with respect to 2,372,514 shares and has shared investment power with respect to 613,407 shares.

Denny’s 2024 Proxy Statement	4

General

Equity Security Ownership

Management

The following table sets forth, as of March 19, 2024, the beneficial ownership of Common Stock by: (i) each current member of the Board, (ii) each director nominee of Denny’s Corporation to the Board, (iii) each named executive officer included in the 2023 Summary Compensation Table elsewhere in this Proxy Statement, and (iv) all current directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership (1)		Percentage of Common Stock

Bernadette S. Aulestia	62,161		*

Olu Beck	27,723		*

Gregg R. Dedrick	144,301		*

José M. Gutiérrez	131,344		*

Brenda J. Lauderback	190,666		*

John C. Miller	759,741		1.5%

Kelli F. Valade	79,134		*

Laysha Ward	153,809		*

John W. Dillon	22,639	(2)	*

Stephen C. Dunn	135,161		*

Michael L. Furlow	90,403	(3)	*

Gail Sharps Myers	49,401		*

Robert P. Verostek	106,545	(4)	*

All current directors and executive officers as a group (13 persons)	2,092,378		4.2%

*	Less than 1%.

(1)

The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (as of March 19, 2024 or within 60 days thereafter) through the conversion of deferred stock units (“DSUs”) (on a designated date or upon termination of service as a director of Denny’s Corporation) or performance share units deferred pursuant to the Denny’s, Inc. Deferred Compensation Plan, as Amended and Restated effective March 1, 2017 (the “Deferred Compensation Plan”) (on a designated date or upon termination as an employee of Denny’s): (i) Ms. Aulestia (62,161 shares), (ii) Ms. Beck (16,578 shares), (iii) Mr. Dedrick (49,581 shares), (iv) Mr. Dillon (2,114 shares), (v) Mr. Dunn (46,972 shares), (vi) Mr. Gutiérrez (79,235 shares), (vii) Ms. Lauderback (190,666 shares), (viii) Mr. Miller (19,115 shares), (ix) Mr. Verostek (39,409 shares), (x) Ms. Ward (102,538 shares) and (xi) all current directors and executive officers as a group (638,492 shares).

(2)	Shares shown as beneficially owned by Mr. Dillon who departed the Company on December 22, 2023.

(3)	Shares shown as beneficially owned by Mr. Furlow who departed the Company on December 27, 2023.

(4)	Mr. Verostek has shared voting and investment power with respect to 14,000 of the shares shown as beneficially owned by him.

5

General

Equity Security Ownership

Equity Compensation Plan Information

The following table sets forth information as of December 27, 2023 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	4,225,772	(1)	$0.00	1,544,103	(2)

Equity compensation plans not approved by security holders	—		$0.00	704,166	(3)

Total	4,225,772		$0.00	2,248,269

(1)	Includes shares issuable in connection with our outstanding performance share awards and restricted stock unit awards.

(2)

Includes shares of Common Stock available for issuance as awards of stock options, restricted stock, restricted stock units, deferred stock units and performance awards under the Denny’s Corporation 2021 Omnibus Incentive Plan.

(3)	Includes shares of Common Stock available for issuance as awards of stock options and restricted stock units outside of the Denny’s Incentive Plans in accordance with Nasdaq Listing Rule 5635(c)(4).

Denny’s 2024 Proxy Statement	6

PROPOSAL 1	Election of Directors
Our Board of Directors recommends that you vote FOR all nominees

ELECTION OF DIRECTORS

Nominees for Election as Directors of Denny’s Corporation

As permitted under the By-laws of Denny’s Corporation (the “By-laws”), the Board has set eight as the number of directors, as of May 15, 2024, to constitute the Board. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of eight nominees to the Board. These nominees are: Bernadette S. Aulestia, Olu Beck, Gregg R. Dedrick, José M. Gutiérrez, Brenda J. Lauderback, John C. Miller, Kelli F. Valade, and Laysha Ward, each of whom has consented to serve and be named in this Proxy Statement and will serve as a director, if elected, until the 2025 Annual Meeting of Stockholders or until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), and the By-laws. Each nominee currently serves as a director.

If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Restated Certificate of Incorporation and the By-laws.

Board of Directors

The Board of Directors of Denny’s Corporation is currently composed of eight talented directors with diverse skill sets and professional backgrounds, as reflected in their biographies under “Business Experience/Director Qualifications.”

	Female	Male

Total Number of Directors	8

Part I: Gender Identity

Directors	5	3

Part II: Demographic Background

African American or Black	3	0

Hispanic or Latinx	1	1

White	1	2

(1)

Mr. Miller, as a former employee of the Company within the past three years, does not qualify as an independent director, and instead is deemed as Affiliated Outside Director during his continued service on the Board during 2023.

7

Election of Directors

Director Term Limits, Retirement Age and Succession Planning

Director Term Limits, Retirement Age and Succession Planning

Term Limits. We do not believe that arbitrary limits on the number of consecutive terms a director may serve are appropriate in light of the substantial benefits that result from a continued focus on the Company’s business, strategy and industry over a significant period of time. We do value fresh perspectives and ideas which enhance and benefit our brand’s competitive performance, and therefore we seek to have a mix of director short-term, mid-term and long-term tenures on our Board, as demonstrated in the pie chart above which reflects the Board’s current composition. Within these parameters, each individual’s performance and continued contribution is assessed by the Corporate Governance and Nominating Committee in connection with the annual re-nomination determination.

Retirement Age. Under the Company’s Corporate Governance Policy, the standard retirement age for the Company’s directors is 75. It is the general policy of the Corporate Governance and Nominating Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age. The Board, however, may waive the mandatory retirement age for a specific director in its sole discretion.

Succession Planning. Our Board maintains a critical focus on the Company’s succession plans. The Governance Committee has been charged with monitoring and overseeing the process of planning for CEO, senior management, and Board member succession. Under our succession planning process, the Governance Committee identifies and periodically updates the qualities and characteristics it believes are necessary for an effective CEO and senior officers. With these principles in mind, the committee periodically reviews the development and progression of potential internal candidates against these standards. Additionally, under the Company’s CEO emergency succession plans, critical advance planning for contingencies, such as the departure, death, or disability of the CEO or other top executives is set forth so that, in the event of an untimely vacancy, the Company has in place an emergency succession plan to facilitate the transition to both interim and long-term leadership. Equally important is planning for director succession. The Governance Committee periodically reviews the skills, characteristics, attributes and experiences of Board members to assure that the Board possesses the appropriate level of skill, experience and ability necessary to lead and govern the Company effectively.

Business Experience/Director Qualifications

The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director and each director nominee of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Bernadette S. Aulestia Director Since 2018 Age 51

Occupation: Former Chief Revenue & Growth Officer of Callisto Media, a technology and media company (2022). Prior to Callisto Media, Ms. Aulestia was President, Global Distribution, Home Box Office, Inc., the premium television programming subsidiary of WarnerMedia (2015-2019); Executive Vice President, Domestic Network & Digital Distribution, HBO, Inc. (2013-2015); Senior Vice President, Domestic Network & Digital Distribution, HBO, Inc. (2009-2013); Prior to HBO, Ms. Aulestia held positions at Univision Communications, Inc., Turner Broadcasting Systems, Inc., and Kidder Peabody, Inc.

Qualifications: Ms. Aulestia is a global operating executive, independent board director and advisor to public and private companies; specializing in scaled commercialization, international business development, content distribution, B2B and B2C, and cultural transformation. Ms. Aulestia is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow.

Other Public Company Boards: Current - Nexstar Media Group, Inc. and National CineMedia, Inc.

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Business Experience/Director Qualifications

Olu Beck Director Since 2021 Age 57

Occupation: Founder and Chief Executive Officer of The Beck Group NJ, a boutique strategic and management consulting firm (January 2013 – Current); Chief Executive Officer, Wholesome Sweeteners, Inc., a supplier of natural and organic sweeteners and snacks (2016-2018); Head of Global and US Marketing (Shopper) & Health and Wellness for Johnson and Johnson, a developer and manufacturer of consumer and healthcare products (2010 – 2012); Prior to Johnson and Johnson, Ms. Beck served in various executive leadership roles in finance and sales at Mars Incorporated, a manufacturer of confectionery, pet food, and food products, from 1989-2009, including serving as Chief Financial Officer of Ben’s Original (formerly Uncle Ben’s) Rice.

Qualifications: Ms. Beck provides our Board with experience in corporate leadership both in the US and globally, extensive general management experience in the consumer – packaged goods industry as well as sales, marketing, accounting and financial expertise. Ms. Beck has more than 25 years of experience in portfolio business management and general management, including direct experience in transformational and strategic growth – both organic and through mergers and acquisition. She brings a diversified experience base in finance, sales and marketing with global expertise from senior leadership roles managing teams in Europe, the Americas and Asia Pacific. Ms. Beck was featured in Savoy as 2021 Most Influential Black Corporate Directors. Ms. Beck has experience on private and public boards with insights into leading practices in executive compensation, corporate governance and audit. Ms. Beck was recognized in Women Inc.’s 2023 Most Influential Women Corporate Directors.

Other Public Company Boards: Current - Freshpet, Inc. and Saputo, Inc.; Prior – Hostess Brands, Inc.

Gregg R. Dedrick Director Since 2010 Age 65

Occupation: Co-founder of David Novak Leadership (formerly OGoLead), an online leadership development company (February 2018-present); Co-founder of Whole Strategies, an organizational consulting firm (2009-2013); Former Executive Vice President of Yum Brands, Inc., an operator and franchisor of fast food restaurants (2008-2009); President and Chief Concept Officer of KFC, a chicken restaurant chain (2003-2008).

Qualifications: Mr. Dedrick provides our Board with nearly 30 years of senior leadership experience in restaurant company general management, operations and organizational resource planning for corporate staff functions in franchised-based consumer and restaurant systems.

José M. Gutiérrez Director Since 2013 Age 62

Occupation: Retired; Senior Executive Vice President, Executive Operations, AT&T Services, Inc. (2014-2016); President of AT&T Wholesale Solutions (2012-2014), a unit of AT&T, Inc. focused on wholesale sales of communication products and services; President and Chief Executive Officer of AT&T Advertising Solutions (2010-2012), a subsidiary of AT&T, Inc., devoted to publishing and sales of Yellow and White Pages directory advertising.

Qualifications: Mr. Gutiérrez, a telecom executive with nearly 25 years of experience leading a range of AT&T business units during his tenure with the company, provides our Board with senior leadership experience in providing consumer-facing telecommunications solutions, including direct experience in investor relations, and mergers and acquisitions. Before joining AT&T, Mr. Gutiérrez worked as a licensed CPA and strategy consultant with KPMG.

Other Public Company Boards: Current – Adient plc, where Mr. Gutiérrez serves as Chair of the Corporate Governance and Nominating Committee, and Gartner, Inc.; Prior – Dr. Pepper Snapple Group, Inc.

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Election of Directors

Business Experience/Director Qualifications

Brenda J. Lauderback Director Since 2005 Age 73

Occupation: Former President of the Wholesale and Retail Group for Nine West Group, Inc., a designer and marketer of women’s footwear and accessories (1995-1998); Previous roles include President of Wholesale and Manufacturing for US Shoe Corporation and more than 18 years in senior merchandising roles at the Department Store Division of Target Corporation.

Qualifications: Ms. Lauderback provides our Board extensive leadership in merchandising, marketing, product development and design and manufacturing at prominent national wholesale and retail companies. Her breadth of experience as a Director on several other publicly traded company boards also provides our Board with significant insight into leading practices in executive compensation and corporate governance. Ms. Lauderback is a National Association of Corporate Directors (NACD) Board Leadership Fellow, having completed NACD’s comprehensive program of study for Directors and corporate governance professionals. She supplements her skill sets through ongoing engagement with the Director community, and access to leading practices. Ms. Lauderback was selected as one of the top 100 Directors by NACD in 2017. Ms. Lauderback received an Honorary Doctorate Degree from Robert Morris University in 2021 for contributions made in business. She also received the President’s Lifetime Achievement Award from the White House in 2022.

Other Public Company Boards: Current – Wolverine World Wide, Inc., Sleep Number Corporation; Prior – Big Lots, Inc., Louisiana-Pacific Corporation, Irwin Financial Corporation and Jostens, Inc.

John C. Miller Director Since 2011 Age 68

Occupation: Retired; Chief Executive Officer of Denny’s Corporation (February 2020-August 2022); Chief Executive Officer and President of Denny’s Corporation (2011-February 2020); Chief Executive Officer and President of Taco Bueno Restaurants, Inc., an operator and franchisor of quick-service Mexican eateries (2005-2011); President of Romano’s Macaroni Grill (1997-2004).

Qualifications: Mr. Miller provides our Board with strategic leadership experience. He is an accomplished restaurant industry veteran with over 40 years of restaurant operations and management experience. Prior to serving as the Chief Executive Officer of Denny’s Corporation, Mr. Miller served as President of Taco Bueno and spent 17 years with Brinker International where he served as President of Romano’s Macaroni Grill and President of Brinker’s Mexican Concepts. Mr. Miller is a Managing Member of Saddle Horn Concepts, LLC, doing business as Delucca Gaucho Pizza and Wine, and is a Whataburger Franchisee. Mr. Miller also serves as a Board member with Lionheart Children’s Academies.

Other Public Company Boards: Current – Papa Johns International, Inc.

Kelli F. Valade Director Since 2022 Age 54

Occupation: Chief Executive Officer of Denny’s Corporation (September 2022-present); Chief Executive Officer and President of Denny’s Corporation (June 2022-September 2022); Chief Executive Officer of Red Lobster (2021-2022); Chief Executive Officer and President of Black Box Intelligence (the leading data and insights provider of workforce, guest, consumer and financial performance benchmarks for the hospitality industry) (2019-2021); Chili’s Brand President (2016-2018).

Qualifications: As CEO, Ms. Valade provides our Board with experience and perspective for leading the strategic direction of the Company. She is a purpose driven leader with more than 30 years in the restaurant industry. Prior to joining Denny’s, Ms. Valade served as Chief Executive Officer of Red Lobster and Chief Executive Officer of Black Box Intelligence. Ms Valade also spent over 22 years at Brinker International where she held various management positions including Brand President, Chief Operating Officer and Senior Vice President of Human Resources. Ms. Valade previously served on the Boards at the Shelton School in Dallas, TX, the National Restaurant Association (NRA), the National Restaurant Association Education Foundation (NRAEF), and the Women’s Foodservice Forum Executive Committee.

Laysha Ward Director Since 2010 Age 56

Occupation: Retired; Executive Vice President and Chief External Engagement Officer, Target Corporation (2017-present); Executive Vice President & Chief Corporate Social Responsibility Officer, Target Corporation (2014-2017); President, Community Relations, Target Corporation (2008-2014); Vice President, Community Relations, Target Corporation (2003-2007).

Qualifications: Ms. Ward provides our Board with over 30 years of retail industry leadership experience at Target Corporation in external stakeholder engagement, corporate responsibility, communications, diversity and inclusion, reputation and crisis management, demographic/segmentation customer relations, and strategic planning. In 2008, President George W. Bush nominated and the U.S. Senate confirmed Ms. Ward to serve on the board of directors of the Corporation for National and Community Service (CNCS), the nation’s largest grant maker for volunteerism and service. Her term continued through the Obama Administration. Ms. Ward was also inducted into the 2023 Minnesota Business Hall of Fame.

Other Public Company Boards: Current – United Airlines Holdings, Inc.

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Board Structure and Responsibilities

Corporate Governance

Board Structure and Responsibilities

Board Of Directors

Audit and Finance Committee	Compensation and Incentives Committee	Corporate Governance and Nominating Committee

Oversees the accounting and financial reporting processes and the internal and external audit processes and reviews the financial information that will be provided to stockholders, the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, the systems of internal control, risk management practices, including, but not limited to the Company’s fraud risk assessment practices, cybersecurity and other information technology risks, compliance with the Company’s standards of business conduct and code of ethics, and the Company’s finance activities, including but not limited to the Company’s financial structure and strategy, hedging transactions, share repurchase policies and financing arrangements.

Oversees compensation practices and determines compensation and other benefits for officers, as well as reviewing and making recommendations to the Board regarding director compensation, overseeing the Company’s stock ownership guidelines and overseeing the Company’s various benefit plans. Also oversees the development and implementation of human capital development plans and succession planning practices to foster sufficient management depth at the Company to support its continued growth and the talent needed to execute long term strategies.

Oversees corporate governance, advises and makes recommendations to the Board regarding candidates for election as directors of the Company, oversees and monitors the review of potential conflicts of interests of the directors and safeguards the independence of the Board, oversees Environmental, Social & Governance (“ESG”) policies and practices, and addresses any related matters. Also reviews and monitors compliance of the Company’s policies regarding insider trading and related party transactions.

Board Leadership

Our Board is responsible for overseeing the exercise of corporate power and ensuring that the Company’s business and affairs are managed to meet the Company’s stated goals and objectives and that the long-term interests of the stockholders and stakeholders are served. Our Corporate Governance Policy (“Governance Policy”) provides that the chair of the Board shall be determined annually by the Board, through its Corporate Governance and Nominating Committee, in its discretion, given the Company’s present and anticipated circumstances.

The duties of the chair of the Board include the following:

•	Preside over and manage the meetings of the Board;

•

Support a strong Board culture by fostering an environment of open dialogue, effective information flow and constructive feedback among the members of the Board and senior management, facilitating communication among the chair, the Board as a whole, Board committees, and senior management, and encouraging director participation in discussions;

•	Approve the scheduling of meetings of the Board, lead the preparation of the agenda for each meeting, and approve the agenda and materials for each meeting;

•	Serve as liaison between management and independent directors;

•	Represent the Board at annual meetings of stockholders and be available, when appropriate, for consultations with stockholders;

•	Act as an advisor to the CEO on strategic aspects of the business; and

•	Such other duties as prescribed by the Board.

Independent Chair of the Board

Ms. Lauderback has served on the Board since May 2005 and has served as the Board Chair since May 2016. Her term will expire at the 2024 Annual Meeting of stockholders. Ms. Lauderback is an independent, non-employee Board member. Our Board believes that its leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management and the independent members of our Board and supports the independence of our non-management directors.

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Election of Directors

Independent Chair of the Board

The Board has determined that, except as noted immediately below, each current member of the Board is independent under the Nasdaq listing standards and the rules and regulations promulgated by the SEC. Ms. Valade, as CEO of the Company, and Mr. Miller, as a former employee of the Company within the past three years, are not deemed to be independent.

Board Committees

There are three standing committees of the Board: the Audit and Finance Committee, the Compensation and Incentives Committee, and the Corporate Governance and Nominating Committee. Each committee consists solely of independent directors as defined by Nasdaq listing standards applicable to each committee. The Audit and Finance Committee currently consists of Mss. Beck and Lauderback and Messrs. Dedrick and Gutiérrez with Mr. Gutiérrez serving as chair. The Compensation and Incentives Committee is currently comprised of Mss. Lauderback and Ward and Messrs. Dedrick and Gutiérrez, with Mr. Dedrick serving as chair. Mss. Aulestia, Lauderback and Ward currently make up the Corporate Governance and Nominating Committee, with Ms. Aulestia serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the “Code of Ethics” section elsewhere in this Proxy Statement.

Audit and Finance Committee

Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held seven meetings in 2023, has been established by the Board to assist the Board in fulfilling its responsibilities toward stockholders, potential stockholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s consolidated financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices including, but not limited to, the Company’s fraud risk assessment practices, cybersecurity and other information technology risks, and (vi) the Company’s finance activities, including but not limited to the Company’s financial structure and strategy, hedging transactions, share repurchase policies and financing arrangements, while providing and maintaining an avenue of communication among the Audit Committee, the independent registered public accounting firm, internal auditors, the Company’s compliance officer, management and the Board. The Audit Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee meets the definition of independence for audit committee members set forth under Nasdaq listing standards and the rules and regulations promulgated by the SEC.

Audit Committee Financial Experts. The Board has determined that two current members of the Audit Committee, José M. Gutiérrez and Olu Beck are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds. Mr. Gutiérrez has more than 20 years of accounting, business and financial experience in investor relations, audit, mergers and acquisitions which required the analysis of financial statements that present a breadth and level of complexity of the same or greater complexity as that of the Company. Ms. Beck provides our Board with more than 25 years of direct experience in transformational and strategic growth and brings diversified expertise in finance from senior leadership roles in Europe, the Americas and Asia Pacific.

Audit Committee Report. The Audit Committee fulfilled its responsibilities under and remained in compliance with its charter during the fiscal year ended December 27, 2023.

•

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management of the Company and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

•

The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301, Communications with Audit Committees, and the SEC.

•

The Audit Committee has received the written disclosures and the letter from KPMG, required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

•

The Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

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Board Committees

•

Based on the review and discussions described above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2023 for filing with the SEC.

Audit and Finance Committee

José M. Gutiérrez, Chair

Olu Beck

Gregg R. Dedrick

Brenda J. Lauderback

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held five meetings in 2023, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving the compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short- and long-term incentive plans and other stock or stock-based plans, (iv) overseeing the Company’s executive compensation disclosure and issuing the Compensation Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, (vi) overseeing the Company’s stock ownership guidelines, and (vii) overseeing the Company’s various benefit plans. The Compensation Committee, in its sole discretion, has the power to delegate its authority to a subcommittee of the Compensation Committee. The Compensation Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. Director compensation is determined by the Board upon recommendation by the Compensation Committee. The Compensation Committee has engaged directly an independent consultant (FW Cook) and considered data and analysis regarding competitive pay practices among the Company’s peer group and the restaurant industry as a guide in determining the appropriate level of director and executive officer compensation. The Compensation Committee has assessed the independence of FW Cook in their capacity as the compensation consultant to the Compensation Committee pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent FW Cook from serving as an independent consultant to the Compensation Committee.

The Compensation Committee considered the recommendation of the Company’s Chief Executive Officer (the “CEO”) with respect to compensation levels of executive officers other than the CEO. When making compensation decisions, the Compensation Committee annually analyzes tally sheets prepared for each of the named executive officers (“NEOs”). These tally sheets were prepared by our human resources department and our compensation consultant. Each of these tally sheets presents the dollar amount of each component of the NEOs’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the NEOs (both target and actual), as well as the potential payments under selected performance, termination, and change-in-control scenarios.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our NEOs, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. For additional information regarding the process and procedures for determining executive and director compensation, see the “Executive Compensation – Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.

Compensation Risk Assessment. For 2023, a group of senior management from various departments of the Company completed a process by which an assessment was made of the level and materiality of identified risks associated with the Company’s compensation practices and policies for its employees. This assessment was under the direction of the Compensation Committee and the findings were reviewed and discussed with the committee. Specifically, the Company’s incentive plans and compensation practices were evaluated in order to identify incentive factors utilized and the potential risks, applicable controls, and the risk mitigation practices in place with respect to such factors. Based on this assessment, the Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse impact on the Company.

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Board Committees

Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 27, 2023: Gregg R. Dedrick, José M. Gutiérrez, Brenda J. Lauderback and Laysha Ward. No member of the Compensation Committee was an employee or officer of the Company during 2023 or anytime prior thereto. During 2023, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement and based on this review and discussion, the Compensation Committee has recommended to the Board that the “Executive Compensation – Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 27, 2023.

Compensation and Incentives Committee

Gregg R. Dedrick, Chair

José M. Gutiérrez

Brenda J. Lauderback

Laysha Ward

Corporate Governance and Nominating Committee

Summary of Responsibilities. The primary responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”), which held four meetings in 2023, include (i) developing and recommending to the Board a set of corporate governance standards in the form of the Corporate Governance Policy for the Company, (ii) maintaining and monitoring compliance with the Corporate Governance Policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, (iv) overseeing the Company’s insider trading policy, and (v) identifying individuals qualified to become Board members and recommending director nominees to the Board for election at the annual meeting of stockholders or when necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, overseeing director education, reviewing all related party transactions while monitoring compliance with the Company’s Related Party Transaction Policy and Procedures, monitoring and overseeing the Corporate Social Responsibility (“CSR”) program of the Company which includes receiving periodic reports regarding the Company’s CSR efforts and initiatives, monitoring and receiving periodic reports regarding the Company’s minority hiring and diversity promotional initiatives, monitoring and reviewing the overall adequacy of, and providing oversight with respect to the Company’s ESG efforts and initiatives. All members of the Governance Committee are independent within the meaning of the Nasdaq listing standards and the rules and regulations promulgated by the SEC. The Governance Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a description of the Governance Committee’s powers, duties and responsibilities, see the charter of the Governance Committee which may be found on the Company’s website at www.dennys.com.

Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.

The Company’s Corporate Governance Policy is posted on the Company’s website at www.dennys.com.

Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons to the Board for consideration as a nominee for election to the Board must send a written notice to the Governance Committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the Governance Committee, a stockholder director-nominee recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting. The Governance Committee did not receive any stockholder director-nominee recommendations by December 8, 2023, the applicable deadline for the Annual Meeting.

In addition, in accordance with the By-laws, stockholders may directly nominate persons for election to the Board at an annual meeting. Such nominations must be sent by written notice to the Secretary of Denny’s Corporation at the corporate address set

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Board Committees

forth above and must comply with the applicable timeliness and information requirements of the By-laws. Please see the “Other Matters – 2025 Stockholder Proposals” section elsewhere in this Proxy Statement for more information.

The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be at least 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.

Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (i) the slate of current directors, (ii) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (iii) recommendations from stockholders.

The Governance Committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—

whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—

whether the potential nominee is independent, as defined by Nasdaq or other applicable listing standards and SEC rules, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s stockholders;

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business; and

—	how the potential nominee would contribute to diversity, with a view toward the needs of the Board.

The manner in which the Governance Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.

Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the Governance Committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

The Company paid fees to a professional search firm to help identify and evaluate potential nominees for director for 2024.

Corporate Governance and Nominating Committee

Bernadette S. Aulestia, Chair

Brenda J. Lauderback

Laysha Ward

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Board Committees

Board Diversity. The Governance Committee and the Board are committed to a diversified membership, with a particular emphasis on individuals who satisfy the factors outlined above and individuals with a wide variety of management, operating, and restaurant experience and skills, in addition to other attributes such as race, gender and national origin, as demonstrated in the circle charts below. The Governance Committee continually looks for opportunities to develop its diversity initiatives further.

Board Leadership Structure and Risk Oversight

The Company separates the positions of CEO and Board Chair and has appointed an independent Board Chair. The Company believes having a separate CEO and Board Chair is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. Additionally, each member of the Board, with the exceptions of Ms. Valade and Mr. Miller, is independent under the applicable standards. It is the Board’s policy to appoint a Lead Director during any time when the Board Chair position is not held by an independent director. The responsibilities of the Lead Director, when applicable, would include (i) regularly meeting (by phone or in person) with the CEO to discuss the financial and operational status of the Company, (ii) staying abreast of Company issues in greater depth than required of other Board members in order to assist, if necessary, during the period of transition of Company leadership, and (iii) leading periodic executive sessions of the independent Board members. Our Board has determined that its current structure, with separate CEO and Board Chair roles and an independent Lead Director, if necessary, is in the best interests of the Company and its stockholders at this time.

The Board has the ultimate responsibility for risk management. However, the Board has delegated the responsibility of risk assessment and risk management to the Audit Committee. Periodically, with the assistance of management, the Audit Committee undertakes an extensive Company-wide risk assessment. This extensive risk assessment identifies the main strategic, operational, compliance and financial risks the Company is facing based on its strategic objectives. The assessment also identifies the steps that management is or should be taking to address and mitigate exposure to such risks, and the Audit Committee will periodically receive reports from management regarding the steps that management is taking to address and mitigate such risks.

Board Meeting Information

During 2023, there were six meetings of the Board. Each director serving on the Board in 2023 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year. At each meeting, the Board holds a regularly scheduled executive session at which only independent directors are present.

Communications Between Security Holders and Board of Directors

Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to Denny’s Corporation by mail in the care of the Corporate Secretary, at our principal executive offices set forth above, or by e-mail to gsharpsmyers@dennys.com. All written communications will be compiled by the Corporate Secretary and promptly submitted to the individual director(s) being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Board Chair.

Stockholder Engagement

The Company recognizes the value of the views and input of its stockholders. The Company periodically reaches out to and engages with its stockholders on various topics, including corporate governance, compensation, performance, strategy and other matters. We believe that having regular engagement with our stockholders strengthens our relationships with stockholders and helps us to better understand stockholders’ views on our policies and practices and other matters of importance to our business.

Board Member Attendance at Annual Meetings of Stockholders

It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All of the directors attended the 2023 virtual annual meeting of stockholders.

Director Compensation

For a description of the compensation of directors, please see “Executive Compensation – 2023 Director Compensation” elsewhere in this Proxy Statement.

Denny’s 2024 Proxy Statement	16

PROPOSAL 2	Ratification of Selection of Independent Registered Public Accounting Firm
Our Board of Directors recommends that you vote FOR Ratification and Approval of the Selection of KPMG as the Independent Registered Public Accounting Firm of the Company for the 2024 Fiscal Year

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations adopted by the SEC and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the fiscal year 2024, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.

2023 and 2022 Audit Information

The following table presents fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements and the audit of the Company’s internal control over financial reporting (“ICOFR”) for 2023 and 2022. In addition, the table presents fees billed for audit-related services, tax services, and all other services rendered by KPMG to the Company for 2023 and 2022.

	Year ended December 27, 2023	Year ended December 28, 2022

Audit Fees	$1,135,000	$1,055,000

Audit-Related Fees	97,000	62,000

Tax Fees	—	—

All Other Fees	—	—

Total Fees	$1,232,000	$1,117,000

In the above table, in accordance with applicable SEC rules:

•

“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K, audit of ICOFR, review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, and registration statements;

•

“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm for any services not included in the first three categories above.

The Audit Committee has considered and determined that the services for which audit-related fees were billed were compatible with KPMG maintaining its independence.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the Audit Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit

17

Selection of Independent Registered Public Accounting Firm

Audit Committee’s Pre-approval Policies and Procedures

Committee has been delegated the authority by the Audit Committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled Audit Committee meetings. The Chair will report any such decisions at the Audit Committee’s next scheduled meeting. In 2023, the services described above were pre-approved by the Audit Committee pursuant to the policy of the Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Denny’s 2024 Proxy Statement	18

PROPOSAL 3	Advisory Vote to Approve Executive Compensation
Our Board of Directors recommends that you vote FOR the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company provides stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly referred to as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.

As described in further detail in “Executive Compensation – Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate and retain top-quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives.

It is our firm belief that our executive compensation program, with its balance of annual cash incentives designed to reward the achievement of key performance goals set for the year and longer-term equity vehicles designed to reward executives for stock price performance over a longer term, compensates our executives for performance directly linked to stockholder value creation.

In addition, the Board has enacted a number of policies – including share ownership requirements, incentive clawbacks, the elimination of employment contracts and the elimination of tax gross-ups (except for certain limited gross-ups available to most salaried employees under the Company’s broad-based relocation policy) – which ensure that the Company’s practices are aligned with market-based best practices.

Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and related narrative disclosure included in the “Executive Compensation” section of this Proxy Statement for more information regarding our compensation program.

We are asking stockholders to approve the compensation of our named executive officers as disclosed herein by adopting the following advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although this vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

19

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This portion of the proxy statement provides a description of the compensation objectives and principles of our executive compensation program (the “CD&A”). This CD&A explains how compensation decisions are linked to our performance relative to our strategic goals and our efforts to drive stockholder value. This CD&A also provides our stockholders with insight into the deliberative process and the foundational compensation philosophies underlying the design of our named executive officers (“NEOs”) pay packages.

Generally, our executive compensation programs apply to all executive officers, but this CD&A is focused on the 2023 compensation decisions relating to our NEOs.

Name	Position
Kelli F. Valade	Chief Executive Officer
Robert P. Verostek	Executive Vice President and Chief Financial Officer
Gail Sharps Myers	Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary
Michael L. Furlow(1)	Former Executive Vice President, Chief Information Officer
Stephen C. Dunn	Executive Vice President and Chief Global Development Officer
John W. Dillon	Former President, Denny’s, Inc.

(1)	Mr. Furlow’s employment with us ended at the close of business on the last day of fiscal year 2023.

The CD&A is organized as follows:

Denny’s 2024 Proxy Statement	20

Executive Compensation

Executive Summary

Introduction.

This Executive Summary highlights key considerations that guided compensation decisions this past fiscal year. Please review the complete proxy statement, including the remainder of this CD&A section before you vote on the Advisory Vote on Executive Compensation in Proposal 3.

Navigating the Opportunities and Challenges of Fiscal 2023.

Denny’s same-store sales started on a strong note in the first quarter of 2023 and improved upon the same-store sales results from 2022, as impacted by a spike in Omicron cases in early 2022. Though beginning to moderate, 10% commodity inflation and elevated labor inflation in the first quarter of 2023 signaled the persistently choppy operating environment would continue.

Despite these challenges, we remain committed to advancing the transformation of Denny’s through refocused strategic priorities and bold thinking to strengthen top and bottom-line results. Equipped with a deeper understanding of our guests and the experiences they seek, our marketing team optimized our targeted messaging across effective channels to elevate awareness and drive customer engagement. The newly installed kitchen modernization equipment is yielding operational efficiencies, in addition to providing greater opportunities to elevate our menu through enhancements to our existing products and the addition of new craveable products. We have already experienced an improvement in our food quality scores, and our guest net sentiment scores outpace our category.

Our speed to market as among the first family dining brands with technology and infrastructure to accommodate online ordering, payment and delivery options prior to the pandemic has served us well. While many in the industry are experiencing sales declines in this channel, our off-premises business has remained strong at approximately 20% of total sales. Further, our virtual brands including the Meltdown, The Burger Den and Banda Burrito continue to drive consistent incremental sales at dinner and late night when we have a unique opportunity to leverage operating capacity. Our strategic investment in technology continues. We are beginning to install a new cloud-based POS system which is expected to yield additional operational efficiencies while equipping our restaurant operators to deliver an enhanced customer experience.

As the prolonged effects of inflation raised concerns about the consumer, we quickly activated our marketing channels to emphasize our everyday value equities. The launch of a compelling Super Slam product was followed by the unbeatable value of our original Grand Slam at a starting price of $5.99 in November. As a result, we experienced market share gains against both family dining and casual dining with immediate observed improvements in our traffic and sales trends. We also launched a new pricing model and a new menu with a simplified layout. These initiatives have allowed for more precise pricing that can help protect guest traffic and our value leadership while also showcasing our more profitable products and guest favorites, ultimately contributing to margin improvements.

Beyond the long-term transformation of the Denny’s brand, we are also focused on expanding the reach of Keke’s Breakfast Café. The strong leadership team we built at Keke’s completed important foundational work in 2023 to prepare this brand for accelerated growth. With a redesigned menu, refreshed café image and signed development agreements for nearly 100 future cafés, Keke’s is ready to expand into multiple states.

Despite the operational challenges the industry endured in 2023, we were pleased to deliver same-restaurant sales growth of positive 3.6% for the full year. The strength of our leadership teams, franchise partners, and restaurant operators combined with focused and sound strategies contributed to our ability to exceed the full service industry benchmark for same-restaurant sales.

Our Executive Compensation Program Was Designed to Meet These Challenges.

As described in detail to stockholders in our proxy statement last year (see pages 26 and 27 of the Denny’s 2023 Proxy Statement), the executive compensation program for 2023 incorporated design features to transition the program from the major impacts of the pandemic on our business in 2020 and 2021 towards a more normalized approach. Key features and results of the 2023 program included:

•

Annual incentive compensation under the 2023 Corporate Incentive Plan (“CIP”) returned to a more traditional plan that focused on financial performance measured for the full fiscal year. Goals for 2023 CIP were purely financial in nature (Adjusted EBITDA growth and Sales) and more heavily weighted to profit. We continued the Diversity, Equity and Inclusion (“DE&I”) goals for the year for our Executive Leadership Team.

•

Based on 2023 performance against goals, the 2023 CIP paid out at 68% of target. As mentioned above, because the CIP performance goals and outcomes were objective and quantifiable, no Committee discretion was used to influence the calculated payout.

21

Executive Compensation

•

Long-term incentive awards delivered through a mix of performance share units (“PSUs”), representing 50% of the total award value, to be earned based on our relative total stockholder return (“TSR”) and Adjusted EPS growth over a three-year period (2023-2025), and time-vesting restricted stock units (“RSUs”), representing 50% of the total award value, vesting annually over three years. The 2023 PSUs also feature an absolute TSR payout cap on the relative TSR portion, which caps the final payout for that portion of the PSUs at target if Denny’s absolute TSR is negative over the performance period regardless of relative positioning.

Fiscal 2023 Executive Compensation Overview

Our Historical Pay-for-Performance Alignment. The following graph shows the CEO’s target bonus opportunity compared to the CEO’s actual bonus earned over the last three years, which demonstrates the Company’s pay for performance philosophy in action. There is alignment between the Company’s TSR performance and the CEO’s incentive plan payouts over this period, during which the Company’s TSR performance was at the 32nd percentile of its current peer group, and 3-year average bonus payouts were 78% of target. In the graph below, the amounts for 2021 represent the full-year target and actual bonus for Mr. Miller, our CEO for that year, and for 2022 and 2023 it shows the target and actual bonus for Ms. Valade, our CEO since June 2022, with amounts prorated for her partial year of service in 2022.

CEO 3-YEAR TARGET & ACTUAL BONUS / DENN INDEXED TSR

DENN Indexed TSR
INDEXED TSR
$200
$150
$100
$50
$0
2021
Actual bonus is 98% of target bonus
2022
Actual bonus is 70% of target bonus
2023
Actual bonus is 68% of target bonus
$1,018
$1,001
$464
$325
$906
$615
Target Bonus
Actual Bonus
Target Bonus
Actual Bonus
Target Bonus
Actual Bonus

Bonus amounts in $000s; actual bonuses as earned under the CIP and reflected in the Non-Equity Incentive Plan Compensation column of the SCT

Denny’s 2024 Proxy Statement	22

Executive Compensation

Key Compensation Practices and Governance Policies. Our executive compensation program is designed with best governance practices in mind.

What We Do	What We Don’t Do

Pay for Performance. Performance-based pay represents a significant portion of our NEOs’ target total direct compensation.	No Employment Agreements. There are no employment agreements with our NEOs (excluding offer letters for initial hire).

Clawback Policies. We maintain clawback policies for the recovery of performance-based cash and equity compensation.	No Excessive Risks. Annual risk assessment of executive compensation program to ensure no excessive risk taking.

Balanced Mix of Performance Goals. The performance goals for our incentive awards focus on both near-term and long-term goals.	No Excessive Change of Control Payments. Cash change of control payments do not exceed two times annual target cash compensation.

Maximum Payout Caps. Our CIP and PSU awards maintain maximum payout caps to avoid excessive payments and risk taking.	No Executive Pension Plans or SERPs. We only maintain a deferred compensation plan and a standard 401(k) plan.

Robust Stock Ownership Guidelines. See below for more details.	No Excise Tax Gross Ups. We do not provide for “golden parachute” excise tax gross ups.

Independent Compensation Consultant. Our Compensation Committee directly retains an independent compensation consultant.	No Hedging or Pledging. All employees, including our NEOs, and our directors, are prohibited from engaging in hedging or pledging our stock as collateral for a loan.

Annual Advisory Say-on-Pay Vote. We hold an annual advisory say-on-pay vote.

Strong Alignment with Our Stakeholders. Required stock ownership/retention levels for directors and executive officers are based upon the following multiples. Some of our NEOs and our outside directors (on average) have satisfied our stock ownership requirements well in excess of the guidelines.

Multiple
Directors, CEO and President	5 X cash board retainer / base salary
Executive Vice Presidents	3 X base salary
Senior Vice Presidents and Vice Presidents	1 X base salary

For more information regarding our stock ownership guidelines applicable to the NEOs and directors, see “Compensation and Corporate Governance Best Practices – Stock Ownership Guidelines” in this CD&A.

Consideration of Previous Say-On-Pay Vote

Our Say-on-Pay vote results over the past three years demonstrate consistently strong stockholder support for our executive compensation program, as summarized in the table below:

Say On Pay	2023	2022	2021

Percentage in Favor(1)	97.07%	97.9%	95.2%

(1)	As a percentage of the votes cast for and against not including votes abstained and broker non-votes.

The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of the 2023 advisory say-on-pay vote, the Compensation Committee concluded that the compensation paid to our NEOs and the Company’s overall pay practices have strong stockholder support.

23

Executive Compensation

Future advisory votes on executive compensation will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.

At the 2023 annual meeting of stockholders, our stockholders expressed a preference that advisory votes on executive compensation occur annually. Consistent with this preference, the Board determined to continue having an advisory vote on executive compensation every year until the next required advisory vote on the frequency of stockholder votes on the compensation of executive officers.

Executive Compensation Program Structure – Objective and Design

The Compensation Committee has developed compensation programs for the Company’s NEOs with guidance and analysis from its independent consultant, FW Cook. We design our executive compensation program to drive the creation of long-term stockholder value. We do this by tying compensation to the achievement of performance goals that promote the creation of stockholder value and by designing compensation to attract and retain high-caliber executives in a competitive market for talent. We aim to provide compensation opportunities that take into account compensation levels and practices of our peers. For a more detailed description of the peer groups we use for compensation purposes, see the discussion under the heading, “Peer Group and Competitive Market Data” set forth below. Total direct compensation is comprised of a mix of variable and fixed compensation that is heavily weighted toward variable performance-based compensation. Our performance-based compensation includes a short-term performance-based annual incentive award and longer-term equity awards that deliver value based on stock price performance and, in the case of PSUs, whose vesting depends on meeting performance goals. The overall design objectives of our compensation programs are to attract, develop, motivate and retain top-quality leadership talent, while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives. When evaluating and designing compensation programs, the Compensation Committee reviews market survey data, proxy statements filed by our restaurant peer group companies, and industry compensation practices. The following table sets forth the elements of total direct compensation in 2023 and objectives and key features of each element.

Denny’s 2024 Proxy Statement	24

Executive Compensation

Objectives and Key Features

Base Salary

Objectives: Provide competitive fixed pay to balance performance-based risk

Key Features:

• Based on experience, tenure, individual performance, and internal pay equity

• Reviewed annually and potentially adjusted to reflect individual and Company performance, as well as overall market conditions.

Annual Cash Incentives

Objectives: Reward executives for driving superior operating and financial results over a one-year timeframe, creating a direct correlation between business success and financial reward

Key Features:

• Target bonus for each NEO based on a percentage of base salary

• Payout based on achievement against objective and quantifiable financial and strategic goals, measured over the fiscal year, subject to a cap (200% of target for 2023) with specific diversity, equity and inclusion goals as a potential negative modifier. (Payout at 68% of target for 2023)

Long-Term Equity Incentives Generally

Objectives: Offer competitive long-term incentive compensation opportunity that will (i) reward executives for longer-term Company profitability and growth, (ii) align our executives’ interests with the interests of our longer-term stockholders, and (iii) encourage executive retention

Key Features:

• Annual grants with a target award value for each NEO based on a percentage of base salary

• Awarded as a balanced mix of PSUs and time-vesting RSUs; for 2023 awarded 50% as PSUs and 50% as RSUs

• No single–trigger equity acceleration

PSU Awards (50% of 2023 Long-Term Incentive Award Value)

Key Features:

• Earned based on performance over a three-year performance period, ranging from 0% to 200% of the target award

• Performance measures established based on business priorities and market conditions, for 2023-2025 PSUs performance goals based on two metrics, relative TSR performance against the companies in the S&P 600 Consumer Discretionary Index and the Adjusted EPS growth

• Final payout capped at target on the TSR element of the PSUs if our absolute TSR is negative over the performance period

RSU Awards (50% of 2023 Long-Term Incentive Award Value) Key Features: • Annual vesting over three years

During 2023, our NEOs were provided with other benefits and perquisites that include benefits generally available to other salaried employees, such as retirement, health care, and relocation assistance designed to provide financial safeguards to executives, together with limited perquisites such as car and telecommunication allowances that have a direct business purpose.

25

Executive Compensation

Each of these compensation elements is described and analyzed in further detail in the tables and narrative that follow. Additionally, under limited circumstances, discretionary bonuses and other awards may be utilized to recognize individual performance or for inducement during the hiring process. Such awards are intended to reward extraordinary performance and attract top executive talent while retaining executives through long-term vesting and potential wealth accumulation. The Compensation Committee generally targets market median along with the consideration of other factors when determining the appropriate level and amount of these compensation elements for each of our executive officers.

Peer Group and Competitive Market Data

We use peer groups to benchmark our compensation against comparable companies and for different components of our overall compensation program to ensure they are competitive and delivering compensation in line with performance.

The “Compensation Peer Group” is used to ensure that our executive officer compensation is competitive in the marketplace. Consequently, we benchmark our executive compensation to that of the Compensation Peer Group. The Compensation Committee uses peer group data as one reference point when setting base salary, target annual and long-term incentives and total compensation. Actual incentive compensation payouts will depend largely upon the Company’s performance versus our operating plan budgets and in part upon our performance relative to our Compensation Peer Group. Again, the design drives pay for performance. We believe this approach allows the Company to recruit the best talent for the organization and pay for performance. The Compensation Committee reviews at least annually the Compensation Peer Group to confirm that it continues to be an appropriate benchmark. While we believe that our Compensation Peer Group is representative of the market in which we compete for talent, the composition of our Compensation Peer Group has changed over time. For 2023, our Compensation Peer Group is comprised of the following companies:

COMPENSATION PEER GROUP

BJ’s Restaurants, Inc.	El Pollo Loco Holdings, Inc.	Shake Shack Inc.

Bloomin’ Brands, Inc.	Fiesta Restaurant Group, Inc.	Texas Roadhouse, Inc.

Brinker International, Inc.	Jack in the Box, Inc.	The Cheesecake Factory Incorporated

Cracker Barrel Old Country Store, Inc.	Noodles & Company	Wingstop Inc.

Dine Brands Global, Inc.	Ruth’s Hospitality Group, Inc.

How Peer Companies are Determined. The Compensation Committee determines the Compensation Peer Group, taking into account input from the independent compensation consultant and considers a variety of selection criteria, including:

•	Industry: U.S.-based, publicly traded, restaurant companies, with casual dining focus

•	Franchised organization: Target restaurants with franchised sales representing a large portion of system-wide sales/units

•	Annual system-wide sales: Ranging from approximately one-third to three times Denny’s annual system-wide sales

•	Market capitalization: Ranging from approximately one-third to three times Denny’s market capitalization

•	Direct competitors: For business and management talent

Why We Use System-Wide Sales and Not Corporate Revenues When Selecting Peer Companies. We believe system-wide sales is the best measure of company size and complexity for a highly-franchised business model like ours. Although we do not own and operate most of the Denny’s restaurants, we do own the Denny’s brand, develop and help execute the overall strategy for the entire system of Denny’s restaurants, manage all research and development with respect to menu offerings, pricing and restaurant décor, provide site selection and restaurant development services to our franchise partners, and guide and recommend the adoption of technology, work processes, and staffing models that positively affect the customer experience over our entire system of restaurants. Our corporate revenue alone does not capture the full scope and complexity of effectively managing the Denny’s organization. Furthermore, we compete for talent with companies of comparable size, regardless of their business model (company-owned vs. franchised), and therefore, believe system-wide sales is the proper basis for selecting peer companies for compensation benchmarking purposes. However, as mentioned above, we also consider other important measures when selecting our restaurant peer group, including industry focus, business model, and market capitalization.

Use of Competitive Market Data. The Company strives to provide total pay opportunities that are within a competitive range relative to the median of our restaurant peer group and that are aligned with survey-based data. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market appropriate and performance aligned. Benchmark data is only one of many factors that we consider when making pay determinations. Other important factors include, but are not limited to, Company performance, individual executive

Denny’s 2024 Proxy Statement	26

Executive Compensation

performance, internal equity among our leadership team, executive tenure, retention priorities, and succession planning. The Compensation Committee annually analyzes tally sheets for each NEO (as further described in the “Compensation and Incentives Committee” section of this Proxy Statement). This review helps ensure that (i) executive compensation decisions are aligned with stockholder interests, (ii) termination provisions are appropriate and aligned with market practices, and (iii) the value of executive share holdings and unvested incentives aligns with changes in stockholder value.

Base Salary

How Amounts are Determined. In general, the Compensation Committee considers a variety of factors when setting base salaries for executive officers, including market information, experience, tenure with the Company, individual performance, and internal pay equity. The Compensation Committee annually reviews the performance and scope of responsibility of our NEOs to determine whether adjustments to base salaries are appropriate in light of individual and Company performance, as well as overall market conditions and peer proxy data. Regarding the increase to Mr. Verostek’s salary, when the Compensation Committee reviewed the market information provided by FW Cook, his salary was below the median of our peers. Given his performance, contribution and tenure in role, the Compensation Committee increased his salary to better align with the peer group median.

Salary Adjustments for 2023. Adjustments to the annual base salaries of our NEOs in fiscal year 2023 were as follows:

Named Executive Officer	2022 Base Salary	2023 Base Salary	Percent Change

Kelli F. Valade	875,000	910,000	4%

Robert P. Verostek	475,000	515,000	8%

Gail Sharps Myers	470,000	490,000	4%

Michael L. Furlow(1)	—	405,600	—

Stephen C. Dunn	400,000	416,000	4%

John W. Dillon	500,000	500,000	—%

(1)	Mr. Furlow qualified as an NEO for the first time in 2023.

Annual Cash Incentives

Target Incentive Opportunities. The Compensation Committee adopted the Company’s 2023 Corporate Incentive Plan (CIP), providing our non-operations management and staff, including each of our NEOs, with an opportunity to earn an annual cash incentive based on the Company’s achievement of specified performance objectives.

Under the 2023 CIP, each of our NEOs was eligible to earn a target incentive award (“Target Award”) equal to a percentage of his or her base salary earned during fiscal year 2023, with the percentage varying depending on position. Target Awards were determined for participants based upon a review of competitive market practices and internal equity, including published survey data and proxy information from our Compensation Peer Group. The Target Awards for 2023 were as follows:

Executive Officer	Target Award (% of Base Salary)

Kelli F. Valade	100%

Robert P. Verostek	80%

Gail Sharps Myers	80%

Michael L. Furlow	80%

Stephen C. Dunn	80%

John W. Dillon	90%

Performance Goals for 2023. For 2023, the Compensation Committee approved two key financial performance goals, as follows:

Denny’s 2023 CIP Program

Goals /Objectives	Weighting

Domestic System-Wide Same Store Sales	25%

Adjusted EBITDA	75%

27

Executive Compensation

The 2023 CIP Key Design Features.

Domestic System Wide Same Store Sales measures the percentage change in gross sales from domestic restaurants open in both the current and previous year. Adjusted EBITDA is a profitability metric that looks at earnings before deducting interest, taxes, depreciation and amortization. Please refer to the reconciliation of Adjusted EBITDA in Appendix A to the Proxy Statement. Under the 2023 CIP, we had to achieve at least 80% of the Adjusted EBITDA metric to be eligible for an award in any metric. The Compensation Committee selected these measures to balance accountability for delivering both sales growth and profitability through appropriate cost management.

In addition, the 2023 plan featured a modifier measuring progress against quantifiable DE&I goals linked to our strategic plan. Performance against these goals could not increase the CIP payout, but could result in a reduction of up to 10% of the payout. The Compensation Committee believes that these goals continue to emphasize the importance of measurable progress against DE&I goals within our workforce and our key suppliers.

Performance Results and Payouts. A total of 68.0% of the target annual cash incentives were earned under the 2023 CIP, based on performance against the financial performance measures described above. We also met or exceeded three of four of the 2023 DE&I goals, and as a result, no downward modification was made. As mentioned above, because the CIP performance goals and outcomes were objective and quantifiable, no Compensation Committee discretion was used to influence the calculated payout for the NEOs, as follows:

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Executive Compensation

Based on these results, payouts under the 2023 CIP to our NEOs were as shown in the following table. These amounts are included as 2023 compensation under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Executive Officer	Target Opportunity(1)	Annual Target Award(2)	Actual Payout

Kelli F. Valade	100%	$905,962	$615,148

Robert P. Verostek	80%	$408,308	$277,241

Gail Sharps Myers	80%	$390,154	$264,915

Michael L. Furlow	80%	$323,040	$219,344

Stephen C. Dunn	80%	$331,323	$224,968

John W. Dillon(3)	90%	$514,601	$ —

(1)	As a percentage of a participant’s base salary earned during fiscal year 2023.

(2)

The Annual Target Award is based upon the NEO’s base salary earned during the year and reflects changes, if any, to their base salaries during fiscal 2023 pursuant to the terms of the 2023 CIP and is prorated for partial year of service, if applicable.

(3)	Mr. Dillon’s employment with the Company ended before the end of the fiscal year and as a result, he did not qualify for an annual incentive award payout.

Long-Term Equity Incentives

Overview. A key component of the total compensation package of our NEOs is a long-term equity incentive program (“LTIP”) designed to meet the following objectives:

•	Reward long-term Company profitability and growth

•	Promote increased stockholder value and align our executives’ interests with the interests of our stockholders

•	Offer competitive awards aligned with market practice

•	Promote stock ownership among executives

•	Encourage a long-term perspective among executive officers

•	Provide an incentive for executives to remain with the Company

LTIP Design for 2023. Our 2023 LTIP program utilizes a balanced mix of PSUs and RSUs while incorporating an additional financial performance metric to the existing relative TSR component in the PSUs:

•

50% – PSUs earned based on two equally-weighted measures over a three-year period (2023-2025): (i) relative TSR performance against the S&P Small Cap Consumer Discretionary Index; and (ii) adjusted EPS growth

•	50% – Time-vested RSU award with one-third vesting in each year of the three-year period.

The relative TSR payout is based on the following performance goals:

Degree of Performance	Denny’s TSR Performance Ranking vs. Index	Payout as a % of Target(1)
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	75th %ile	200%

(1)	Linear interpolation utilized to determine payouts which fall between given points on this scale.

The relative TSR portion of the PSUs includes an absolute TSR payout cap, which is designed to cap the final payout at target if Denny’s absolute TSR is negative over the performance period regardless of relative positioning.

TSR for the PSUs means (ending stock price – beginning stock price + reinvested dividends) / beginning stock price, using a 20-day average for beginning and ending stock prices. Denny’s TSR performance will be measured against the TSR of the S&P 600 Consumer Discretionary Index at the end of the three-year performance period to determine the payout level.

29

Executive Compensation

The Adjusted EPS Growth payout is based on the following performance goals:

Degree of Performance	Denny’s Adjusted EPS Growth Goal(1)	Payout as a % of Target(2)

Below Threshold	<10%	0%

Threshold	10%	50%

Target	20%	100%

Maximum	35%	200%

(1)

Adjusted EPS for a fiscal year means the Company’s earnings (net income), adjusted to exclude losses on sales of assets and other items, net of taxes, divided by the fully diluted shares of the Company’s common stock outstanding, as described and quantified in the Company’s year-end earnings press release for such year. Adjusted EPS Growth for a year measures the change in Adjusted EPS for the fiscal year compared to Adjusted EPS for the prior year.

(2)	Linear interpolation utilized to determine payouts which fall between given points on this scale.

Like the relative TSR portion of the PSUs, the 50% portion earned based on Adjusted EPS Growth is earned after the end of the three-year performance period based on performance results for the full performance period. This portion of the PSUs measures annual growth in Adjusted EPS over fiscal years 2023, 2024 and 2025. Prior to the grant date, the Compensation Committee established annual growth goals for each of the three years, considering the Company’s long-range strategic plan and performance of our peer group. At the end of the three-year performance period, the payout for PSUs is determined based on the average of the payouts earned for each of the three years in the performance period. The Compensation Committee believes that using equally weighted measures of relative TSR and Adjusted EPS Growth over a three-year performance period appropriately encourages NEOs to pursue sustainable earnings growth opportunities that will reward stockholders and outperform our peer companies.

Fiscal Year 2023 LTIP Grants. The Compensation Committee approved LTIP grants to selected employees, including our NEOs, in the first quarter of 2023. When considering the 2023 LTIP grants, the Compensation Committee started with an intended target value for each NEO, which was based on a percentage of his or her base salary, as follows:

Executive Officer	Target LTIP (% of Base Salary)
Kelli F. Valade	315%
Robert P. Verostek	150%
Gail Sharps Myers	150%
Michael L. Furlow	125%
Stephen C. Dunn	125%
John W. Dillon	125%

For more information regarding 2023 LTIP grants to our NEOs, please see the “2023 Grants of Plan-Based Awards” section elsewhere in this Proxy Statement.

2021 PSU Performance, Results and Payout. Under the terms of the 2021 LTIP, the number of PSUs earned was based upon relative TSR over a period of three fiscal years ended December 30, 2023. Ms. Valade did not participate in this award because she was not hired until 2022.

The Company’s TSR for this period was 23.1%, which ranked in the 33rd percentile compared to the S&P Small Cap Consumer Discretionary Index peer group, resulting a payout of 65.8% of target based on the scale set forth below:

Degree of Performance	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target (1)
Below Threshold	<25th %ile	—%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	>75th %ile	200%

(1)	Linear interpolation utilized to determine payouts which fall between given points on this scale.

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Executive Compensation

Accordingly, based on the performance referenced above, the 2021-2023 PSUs paid out to our NEOs (other than Ms. Valade) as follows:

Executive Officer	Target 2021 PSUs	Earned 2021 PSUs(1)
Robert P. Verostek	26,774	17,618
Gail Sharps Myers	23,574	15,512
Michael L. Furlow	17,874	11,762
Stephen C. Dunn	18,859	12,410
John W. Dillon	25,236	—

(1)	PSUs are payable on a one-for-one basis in shares of Common Stock, net of shares withheld for tax withholding.

Benefits and Perquisites

In General. The Company’s executives are eligible to participate on the same basis as other salaried employees in health and welfare plans, qualified retirement and savings plans, and other benefit plans intended to provide a financial safety net of coverage for various significant life events, such as death, disability and retirement. Along with other members of the management team, our NEOs also participate in a non-qualified savings plan intended to allow them to contribute to a deferred compensation plan without regard to IRS limits on the amount of earned compensation that can be voluntarily deferred into a 401(k) retirement plan. Our NEOs also receive certain perquisites, including telecommunication allowances, car allowances and reimbursement for executive physicals. Ms. Valade is also eligible for certain relocation expenses. These perquisites serve a business purpose, are limited in value, and are consistent with those of restaurant companies and other companies of similar size.

401(k) Plan. Generally, all employees are eligible to participate in the Company’s 401(k) plan, to which participants are able to elect to contribute up to 25% of their compensation. The plan utilizes a “safe harbor” plan design, allowing the Company match up to a maximum of 4% of compensation deferred by participants.

Deferred Compensation Plan. A non-qualified deferred compensation plan is offered to certain employees. This plan allows participants to defer up to 50% of their annual salary and up to 75% of their bonus, on a pre-tax basis. Deferrals of earned PSUs were previously permitted, but are no longer allowed.

For more information regarding the deferral of compensation under the Company’s deferred compensation plan for our NEOs, please see the “2023 Nonqualified Deferred Compensation” section elsewhere in this Proxy Statement.

Post-Termination Payments

In General. All of our executive officers participate in the Denny’s Corporation Executive Severance Pay Plan (the “Severance Plan”). The Severance Plan was originally adopted in January 2008 and was last amended and restated on August 30, 2023. The Severance Plan provides severance payments and benefits to our NEOs in a consistent manner. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items, salary continuation and health benefits for 12 months (24 months for the CEO). Under the Severance Plan’s change in control provisions: (i) the Company’s chief executive officer, president and any executive vice presidents are entitled to an enhanced lump sum severance payment equal to two times base salary and CIP target bonus plus health benefits for 24 months, and (ii) the Company’s senior vice presidents receive a lump sum payment equal to one times base salary and CIP target bonus. Two events (i.e., a “double trigger”) must take place – a change in control of the Company and a qualifying associated termination of the employee – before a participant is entitled to these enhanced benefits. Under the Severance Plan, no benefits are payable following a termination for cause or voluntary termination (resignation without good reason).

We provide involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in the market in which we compete for executive talent. Furthermore, we provide enhanced benefits in the event of a change in control to protect against disruption during change in control activities. Potential benefits under the Severance Plan for our NEOs are discussed further under the section entitled “Summary of Termination Payments and Benefits” in this Proxy Statement.

Compensation and Corporate Governance Best Practices

Stock Ownership Guidelines. The Company has stock ownership guidelines for its directors and executive officers. The guidelines were originally effective January 25, 2011, later amended and restated as of January 1, 2014, January 1, 2015,

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Executive Compensation

January 31, 2017 and most recently amended effective September 28, 2021 to (i) add an ownership requirement for the Company President equivalent to that of the CEO; (ii) add a retention requirement of 50% after-tax vested shares in the case of non-compliance; and (iii) adjust the share sources counting toward the ownership guideline.

For purposes of measuring compliance with these ownership guidelines during a year, share value will be based on the average closing price of the Company’s stock for each trading day during the last 30 days of the preceding fiscal year equivalent to an individual’s current base salary or annual cash Board retainer times his or her designated multiple.

Required stock ownership/retention levels for directors and officers is based upon the following multiples(1):

Multiple
Directors, CEO and President	5 X cash board retainer / base salary
Executive Vice Presidents	3 X base salary
Senior Vice Presidents and Vice Presidents	1 X base salary

(1)	Any executive officer who is also a member of the Board will be required to maintain the ownership level set for his or her executive officer position.

Each officer and director is expected to attain and thereafter maintain their required stock ownership level within five years from the date on which an individual becomes subject to the guidelines. Once a required ownership level is attained, an individual is expected to maintain such level. If, during the initial five-year compliance period or anytime thereafter, an officer or director has not met the minimum ownership requirement based on the stock price value used for the most recent annual measurement date, the individual must retain fifty percent (50%) of net after-tax shares received from awards under the Company’s equity compensation plans until the minimum ownership requirement under the guidelines is satisfied.

For purposes of measuring compliance with these ownership guidelines during a year, share value will be based on the average closing price of the Company’s stock for each trading day during the last 30 days of the preceding fiscal year. The following sources will be included in the calculation:

•	Shares of common stock owned outright by the director/officer or their immediate family members residing in the same household.

•	Shares of common stock held in trust for the benefit of the director/officer or their immediate family members residing in the same household.

•	Unvested and vested time-vesting RSUs.

•	Vested PSUs.

•	Vested Deferred Stock Units.

•	Shares of common stock acquired upon exercise of a stock option

All of our directors and officers who are subject to the stock ownership guidelines are in compliance with the guidelines or are in the applicable five-year compliance period.

Compensation Clawback Policy - We adopted a clawback policy, effective as of October 2, 2023, as required by the SEC and Nasdaq listing rules for compliance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that generally provides that the Compensation Committee must, in the event of an accounting restatement, seek recovery of performance-based cash and equity incentive compensation received by an executive officer that exceeds the amounts that would have been paid based on the restated results. We also maintain a separate, more broadly applicable clawback policy that covers all employees and takes into account potential fraud or misconduct by an employee in connection with an accounting restatement, with a more discretionary application of the clawback requirements.

Anti-Hedging Policy. Directors, executive officers and other employees are prohibited from engaging in hedging transactions with respect to our securities. “Hedging transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Because hedging transactions might permit a director, executive officer or other employee to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging transactions are prohibited.

Anti-Pledging Policy. The Company has a policy that prohibits executive officers and directors (except under limited circumstances) from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

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Executive Compensation

2023 Summary Compensation Table

The following table sets forth the compensation paid to, or earned by, the Company’s NEOs for the fiscal years shown below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kelli F. Valade	2023	905,962	—		3,769,067	(2)	615,148	(3)	72,911	(4)	5,363,088
Chief Executive Officer	2022	464,423	150,000	(1)	2,450,288		325,096		37,534		3,427,341

Robert P. Verostek	2023	510,385	—		1,015,742	(2)	277,241	(3)	31,691	(4)	1,835,059
Executive Vice	2022	470,386	—		868,827		263,416		24,254		1,626,883
President and	2021	428,078	—		872,210		336,983		35,149		1,672,420
Chief Financial Officer

Gail Sharps Myers	2023	487,693	—		966,439	(2)	264,915	(3)	34,446	(4)	1,753,493
Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary	2022	464,809	—		716,393		260,293		35,778		1,477,273

Michael L. Furlow	2023	450,990	67,600	(1)	666,638	(2)	219,344	(3)	39,315	(4)	1,443,887
Former Executive
Vice President and
Chief Information Officer

Stephen C. Dunn	2023	414,154	—		683,741	(2)	224,968	(3)	32,045	(4)	1,354,908
Executive Vice	2022	398,846	—		609,703		223,354		29,514		1,261,417
President and	2021	386,923	—		614,360		293,603		32,895		1,327,781
Chief Global
Development Officer

John W. Dillon	2023	571,779	—		1,150,526	(2)	—		22,111	(4)	1,744,416
Former President,	2022	452,115	—		663,040		263,531		30,611		1,409,297
Denny’s, Inc.	2021	408,847	—		822,100		321,844		34,574		1,587,365

(1)

The amount in this column reflects a sign-on bonus for Ms. Valade in connection with her initial employment in 2022. The amount in this column also reflects a transition bonus for Mr. Furlow that became vested on the last day of fiscal year 2023 when his employment ended.

(2)

The amounts in this column reflect the grant date fair value of awards granted pursuant to our 2023 LTIP determined in accordance with FASB Accounting Standards Codification 718, “Compensation-Stock Compensation” (“FASB ASC 718”). Each 2023 LTIP award was granted with 50% RSUs and 50% PSUs. The PSUs have two equally weighted metrics of relative TSR and Adjusted EPS Growth.

The grant date fair value of the RSUs was determined in accordance with FASB ASC 718 based on the closing stock price per share on the applicable grant date.

For the portion of the PSUs to be earned based on relative TSR, the grant date fair value was based on a Monte Carlo simulation value as required by FASB ASC 718. For the portion to be earned based on Adjusted EPS Growth, in accordance with FASB ASC 718, the grant date fair value was based on the closing stock price per share on the applicable grant date and a probable outcome of target performance. The values of the PSU awards at the grant date, assuming achievement of the maximum performance level of 200%, would have been $4,217,580, $1,136,627, $1,081,457, $745,978, $765,115 and $1,287,445 for Ms. Valade, Mr. Verostek, Ms. Sharps Myers, Mr. Furlow, Mr. Dunn and Mr. Dillon, respectively.

Additional information regarding the 2023 LTIP can be found in the CD&A and the 2023 Grants of Plan-Based Awards Table. Details on the valuation and terms of these awards can be found in Note 13 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 26, 2024.

(3)	The amounts include performance-based bonuses earned under the 2023 CIP. Refer to the CD&A for more information regarding the 2023 CIP.

(4)

The amounts for Mr. Verostek, Ms. Sharps Myers, Mr. Furlow, Mr. Dunn and Mr. Dillon include Company contributions to their 401(k) accounts of $12,911, $15,741, $20,174, $13,265, and $3,186, respectively. The amount for Ms. Valade includes relocation benefits of $54,131. The amounts also include the following perquisites: a car allowance of $18,000, $18,000, $18,000, $18,346, $18,000, and $18,139 for Ms. Valade, Mr. Verostek, Ms. Sharps Myers, Mr. Furlow, Mr. Dunn, and Mr. Dillon, respectively, and a telecommunications allowance of $780, $780, $705, $795, $780, and $786 for Ms. Valade, Mr. Verostek, Ms. Sharps Myers, Mr. Furlow, Mr. Dunn, and Mr. Dillon, respectively.

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Executive Compensation

2023 Grants of Plan-Based Awards

The following table sets forth information concerning each grant of awards made to NEOs in the last completed fiscal year under any of the Company’s plans.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kelli F. Valade	2023 CIP		452,981	905,962	1,811,924
	2023 RSU(4)	2/1/2023							139,285	1,660,277
	2023 PSU	2/1/2023				69,643	139,286	278,572		2,108,790
Robert P. Verostek	2023 CIP		204,154	408,308	816,616
	2023 RSU(4)	2/1/2023							37,536	447,429
	2023 PSU	2/1/2023				18,769	37,537	75,074		568,313
Gail Sharps Myers	2023 CIP		195,077	390,154	780,308
	2023 RSU(4)	2/1/2023							35,714	425,711
	2023 PSU	2/1/2023				17,858	35,715	71,430		540,728
Michael L. Furlow	2023 CIP		161,520	323,040	646,080
	2023 RSU(4)	2/1/2023							24,635	293,649
	2023 PSU	2/1/2023				12,318	24,636	49,272		372,989
Stephen C. Dunn	2023 CIP		165,662	331,323	662,646
	2023 RSU(4)	2/1/2023							25,267	301,183
	2023 PSU	2/1/2023				12,634	25,268	50,536		382,558
John W. Dillon	2023 CIP		226,731	453,462	906,924
	2023 RSU(4)	2/1/2023							42,517	506,803
	2023 PSU	2/1/2023				21,259	42,518	85,036		643,723

(1)

Reflects threshold, target and maximum payout levels of performance-based bonuses awarded pursuant to the Company’s 2023 CIP. The actual amounts earned by each of the NEOs in 2023 are reported in the Non-Equity Incentive Plan Compensation column in the 2023 Summary Compensation Table. Refer to the CD&A for more information regarding our annual cash incentive bonus program.

(2)

Reflects threshold, target and maximum payout levels of PSUs that may be earned contingent on the results of the 2023 LTIP granted under the 2021 Omnibus Incentive Plan. Refer to the CD&A for more information regarding the 2023 LTIP.

(3)	The grant date fair value of awards is determined pursuant to FASB ASC 718.

(4)

Reflects RSUs granted as part of the 2023 LTIP under the 2021 Omnibus Incentive Plan which are generally earned based on continued employment. Refer to the CD&A for more information regarding the 2023 LTIP.

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Executive Compensation

2023 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock awards that have not vested and equity incentive plan awards for each NEO outstanding as of the end of the Company’s last completed fiscal year.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kelli F. Valade	92,857	(1)	1,013,070	139,286	(4)	1,519,610
	30,888	(2)	336,988	138,997	(5)	1,516,457
Robert P. Verostek	25,024	(1)	273,012	37,537	(4)	409,529
	6,342	(2)	69,191	28,540	(5)	311,371
Gail Sharps Myers	23,810	(1)	259,767	35,715	(4)	389,651
	5,230	(2)	57,059	23,532	(5)	256,734
Michael L. Furlow	—		—	8,160	(4)	89,026
	—		—	13,020	(5)	142,048
Stephen C. Dunn	16,845	(1)	183,779	25,268	(4)	275,674
	4,451	(2)	48,560	20,028	(5)	218,505
John W. Dillon	—		—	—		—
	—		—	—		—

(1)

Reflects number of shares of Denny’s Common Stock that may be earned by the NEO pursuant to our 2023 LTIP. These RSUs will generally vest in three equal installments on the last day of the Company’s 2023, 2024, and 2025 fiscal years, subject in each case to continued service with the Company through such date. Additional information regarding the 2023 LTIP can be found in the CD&A.

(2)

Reflects number of shares of Denny’s Common Stock that may be earned by the NEO pursuant to our 2022 LTIP. These RSUs will generally vest in three equal installments on the last day of the Company’s 2022, 2023, and 2024 fiscal years, subject in each case to continued service with the Company through such date.

(3)	Reflects the value as calculated using the closing price per share of our Common Stock as of December 27, 2023 ($10.91), the last business day prior to the end of our last completed fiscal year.

(4)

Reflects the number of shares of Denny’s Common Stock that may be earned by the NEO pursuant to our 2023 LTIP. These PSUs will be earned and will vest (from 0% to 200% of the target award) based on the results of two equally-weighted performance metrics (Adjusted EPS Growth and TSR compared to a peer group) at the end of a three-year performance period ending on December 31, 2025. The number of shares reported is based on our actual performance results through the end of fiscal 2023 under the applicable performance measures and assuming that the payout will occur at the next highest level (threshold, target or maximum), which was target performance. Additional information regarding the 2023 LTIP can be found in the CD&A.

(5)

Reflects the number of shares of Denny’s Common Stock that may be earned by the NEO pursuant to our 2022 LTIP. These PSUs will be earned and will vest (from 0% to 200% of the target award) based on the results of two equally-weighted performance metrics (Adjusted EPS Growth and TSR compared to a peer group) at the end of a three-year performance period ending on December 25, 2024. The number of shares reported is based on our actual performance results through the end of fiscal 2023 under the applicable performance measures and assuming that the payout will occur at the next highest level (threshold, target or maximum), which was target performance. Additional information regarding the 2023 LTIP can be found in the CD&A.

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Executive Compensation

2023 Stock Vested

The following table sets forth information concerning vesting of stock awards (PSUs and RSUs) during the last completed fiscal year for each of the NEOs.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Kelli F. Valade	108,205	1,213,259
Robert P. Verostek	40,868	445,870
Gail Sharps Myers	36,516	398,390
Michael L. Furlow	27,247	297,265
Stephen C. Dunn	28,379	309,615
John W. Dillon	—	—

(1)

Reflects the amount and dollar value of the 2021 PSUs that vested under our 2021 LTIP, the amount and dollar value of one third of the RSUs that vested under our 2021 LTIP, the amount and dollar value of one third of the RSUs that vested under our 2022 LTIP, and the amount and dollar value of one third of the RSUs that vested under our 2023 LTIP.

2023 Nonqualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, which provides for the deferral of compensation for the NEOs that is not tax-qualified.

Name	Executive Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert P. Verostek	—		74,300	—	470,676
Stephen C. Dunn	—		406,254	—	2,300,589
John W. Dillon	37,696	(1)	91,970	—	563,907

(1)

The executive contributions for Mr. Dillon related to deferred salary and/or bonus that is reported in the 2023 row of the 2023 Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	None of the amounts in this column have been reported in the Summary Compensation Tables for prior fiscal years.

(3)

Aggregate balances as of December 27, 2023 include the following amounts that were previously reported as compensation to the NEOs in the Summary Compensation Table for years prior to 2023: $128,800 for Mr. Dillon (2016-2022) and $271,790 for Mr. Dunn (2013-2019). The aggregate balances for Messrs. Verostek, Dunn and Dillon include the value of deferred PSUs. The original grant date fair value of the deferred PSUs reported as compensation in the Summary Compensation Table for years prior to 2023 was $98,016, $21,471, and $386,011 for Messrs. Verostek, Dillon and Dunn, respectively.

The Deferred Compensation Plan allows eligible employees to defer current compensation on a pre-tax basis. Participation in the Deferred Compensation Plan is limited to a select group of management or highly compensated employees of Denny’s, Inc.

Under the terms of the Deferred Compensation Plan, a participant may elect to defer up to 50% of his or her base salary and up to 75% of his or her annual bonus, on a pre-tax basis. New deferral elections are required each year for base salary, and annual bonus. Discretionary contributions may be made to the Deferred Compensation Plan by the Company, but none are currently made, and matching contributions were made to the Deferred Compensation Plan by the Company. Deferrals of earned PSUs were previously permitted, but are no longer allowed.

The portion of the participant’s account that consists of cash compensation deferrals will be credited with earnings and losses based on publicly traded mutual fund investment options selected by the participant that closely mirror the investment options in our 401(k) plan. These investments are priced daily according to closing market values. Trades from fund to fund can be made on a daily basis. Dividend equivalents on PSUs are credited to the participant’s account and may be invested in the same manner as cash deferrals under the Deferred Compensation Plan. A participant may request a change in allocation of an account balance or future deferrals at any time.

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Executive Compensation

A participant is at all times 100% vested in his or her elective deferrals of cash compensation and earnings thereon. Discretionary contributions and earnings thereon become vested as determined by the committee appointed to administer the Deferred Compensation Plan and matching contributions and earnings thereon were 100% vested at all times. Elective deferrals of earned PSUs and dividend equivalents (and earnings) thereon are also 100% vested at all times.

Subject to the terms of the Deferred Compensation Plan, a participant may elect, in accordance with the terms of the Deferred Compensation Plan, to receive payment of the salary and bonus deferrals (and discretionary and matching contributions) credited to his or her account on fixed date(s) while still employed by Denny’s, Inc. or following termination of employment. These amounts are payable in cash generally in the form of a lump sum distribution or in installments of up to ten years (or a maximum of five years for in-service distributions), at the election of the participant made in accordance with the terms of the Deferred Compensation Plan, and subject to exceptions as set forth in the Deferred Compensation Plan (including in the event of a change in control or the participant’s death or disability).

Subject to the terms of the Deferred Compensation Plan, a participant will receive PSUs and dividend equivalents credited to his or her account following termination of employment. When paid, the deferred PSUs are converted into an equivalent number of shares of our Common Stock. Dividend equivalents are paid in cash. These amounts are payable in the form of a lump sum distribution or in installments of up to ten years, at the election of the participant made in accordance with the terms of the Deferred Compensation Plan and subject to exceptions as set forth in the Deferred Compensation Plan (including in the event of a change in control).

As a result of Section 409A of the Code, certain key employees (including the NEOs) may be subject to a six-month waiting period for distribution following termination of employment.

Summary of Termination Payments and Benefits

NEOs In Service at Year End. All of the currently active NEOs are participants in the Severance Plan, which provides for severance payments and benefits in the event of a participant’s employment termination without “cause” or for “good reason”, plus enhanced benefits if such termination is in connection with a change in control of the Company.

Under the terms of the Severance Plan, “Cause” when determined to be the basis for an executive officer’s termination of employment shall generally mean any of the following acts by the officer, as determined by the Board: (i) substantial neglect of work; (ii) long periods of absence from work without the consent of the Company; (iii) intentional activity that conflicts with or is adverse to the business or other interests of the Company; (iv) willful misconduct or actions reasonably detrimental to the Company; or (v) the conviction of, any crime involving the personal enrichment of the officer at the Company’s expense, a felony, or a crime involving dishonesty or moral turpitude. “Good Reason” under the terms of the Severance Plan generally means (as a reason for an executive officer’s resignation from employment) when any of the following events occur without the consent of the executive officer: (i) duties are assigned to an executive officer that are materially inconsistent with, or there is a material reduction of, an officer’s authority, duties or responsibilities; (ii) a material reduction of an executive officer’s base salary or bonus; (iii) a change of greater than 50 miles of the location where the executive officer is required to work; and (iv) certain material breaches by the Company of agreements with the officer. In order to resign for Good Reason, an executive officer must give notice to the Company within 90 days of the occurrence of the event giving rise to Good Reason, and the Company must have failed to cure the problematic condition within a reasonable period of time after receiving notice.

The Severance Plan provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

37

Executive Compensation

The following table summarizes the approximate value of the termination payments and benefits that each of the currently active NEOs would have received if they had terminated employment at the close of business on December 27, 2023 and based on the positions they each held at that time. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. The amounts also exclude benefits and payments that are disclosed in the “2023 Nonqualified Deferred Compensation” section above.

	Kelli F. Valade	Robert P. Verostek	Gail Sharps Myers	Stephen C. Dunn
Reason for Termination:
By Company Without Cause; By Executive for Good Reason

Cash Severance(1)	1,820,000	515,000	490,000	416,000

Health & Welfare Continuation (estimated)(2)	36,934	23,910	15,616	23,910

Outplacement Services (estimated)(3)	20,000	20,000	20,000	20,000

Total	1,876,934	558,910	525,616	459,910

Retirement(4)
Accelerated 2022 LTIP Award(5)	—	—	—	86,237
Accelerated 2023 LTIP Award(5)	—	—	—	41,443

Total	—	—	—	127,680

Death or Disability
Accelerated 2022 LTIP Award(5)	598,494	122,888	101,324	86,237
Accelerated 2023 LTIP Award(5)	228,448	61,565	58,577	41,443

Total	826,942	184,453	159,901	127,680

Termination Within 24 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)
Cash Severance(1)	1,820,000	1,030,000	980,000	832,000
Health & Welfare Continuation (estimated)(2)	36,934	47,820	31,232	47,820
Accelerated 2022 LTIP Award(5)	1,234,729	253,523	209,046	177,916
Accelerated 2023 LTIP Award(5)	1,698,414	457,707	435,497	308,108
Outplacement Services (estimated)(3)	20,000	20,000	20,000	20,000
Estimated Code Section 280G “Cut-Back” to Avoid Excise Tax(6)	—	—	—	—

Total	4,810,077	1,809,050	1,675,775	1,385,844

(1)

Reflects severance payments pursuant to the Severance Plan consisting of salary continuation for 12 months (24 months for CEO), or a lump sum payment equal to two times base salary and target bonus in the event of termination within two years of a change in control.

(2)

Reflects a payment pursuant to the Severance Plan equal to the cost of providing continued health and welfare benefits for a period of 12 months (24 monhts for CEO) following termination, or a period of 24 months following termination within two years of a change in control.

(3)	Executive officers (executive vice presidents and above) are eligible to receive up to $20,000 of outplacement services pursuant to the Severance Plan for a period of 12 months following termination.

(4)

Under the terms of the LTIPs, “retirement” means voluntary termination on or after age 55, provided that the sum of the total of the participant’s age and years of service with the Company is equal to or greater than 70.

(5)

The 2023 RSUs and 2022 RSUs vest on the date of change in control. The 2023 PSUs and 2022 PSUs vest upon a change in control at the actual performance level on the date of change in control. Upon death or termination upon permanent disability, the 2023 RSUs and 2022 RSUs vest on a prorated basis as of such date and the 2023 PSUs and 2022 PSUs vest on a prorated basis based upon actual performance as of such date. If voluntary retirement had occurred as of December 27, 2023, for the applicable NEOs, the 2023 RSUs and 2022 RSUs would have vested on a prorated basis. Similarly, the 2023 PSUs and 2022 PSUs would have vested on a prorated basis and would be earned and paid based on actual performance through the end of the three-year performance period.

(6)

The Severance Plan provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Denny’s 2024 Proxy Statement	38

Executive Compensation

The Severance Plan provides that receipt of payments and benefits under the plan is contingent upon a plan participant entering into a separation agreement and general release of claims, the material provisions of which include a non-disparagement agreement and a covenant not to sue, a two-year disclosure and use of confidential information restriction, and a 12-month restriction not to (i) solicit Company employees employed at the time of participant’s employment, (ii) solicit customers of the Company at the time of participant’s employment, and (iii) compete within the family dining segment.

NEOs Not in Service at Year End. Mr. Dillon terminated from employment at the Company during fiscal 2023. While the Company’s Current Report on Form 8-K filed on August 17, 2023 indicated that Mr. Dillon would remain employed through the end of the fiscal year and be eligible for severance benefits under the Severance Plan, his employment actually ended earlier and as a result did not qualify for any Severance Plan benefits. In addition, he did not qualify for a fiscal 2023 annual incentive award and his outstanding RSUs and PSUs were forfeited in accordance with their terms.

In connection with a leadership team reorganization during 2023 which resulted in diminution of Michael Furlow’s executive duties, Mr. Furlow experienced good reason under the Severance Plan, and his employment with us ended for good reason at the close of business on the last day of the fiscal year. As a result, he is entitled to receive cash severance benefits of $405,600 and health and welfare continuation of $19,033 provided by the Severance Plan for a non-change in control good reason termination, payable beginning in 2024 subject to the terms and conditions of the Severance Plan.

CEO Pay Ratio

CEO Pay Ratio As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing disclosure of the annualized total compensation of our CEO, Kelli Valade, the annual total compensation of our “median employee” (determined by excluding our CEO), and the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the 2023 Summary Compensation Table).

In determining our median employee, we chose December 27, 2023 (our 2023 fiscal-year end) as the determination date. As of this date, we employed 3,437 employees who were active (i.e., they had earnings greater than zero in fiscal 2023). Consistent with SEC requirements, we reviewed our global employee population as of December 27, 2023 to prepare the pay ratio analysis. Our median employee was selected using W-2 earnings for fiscal 2023 (i.e., base salary, bonus, overtime, shift differential), which was consistently applied across our entire global employee population for fiscal 2023 (excluding our CEO). In determining our median employee, we annualized the pay of any employees that were active employees on December 27, 2023 but had been employed for less than the full fiscal year period as permitted by the SEC rule and, as stated above, only included employees who were active employees on December 27, 2023 (i.e., they had earnings greater than zero in fiscal 2023). We did not use any of the exemptions permitted under SEC rules, and did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Ms. Valade.

Once we identified our median employee, we calculated such employee’s annual total compensation as described above for purposes of determining the ratio of Ms. Valade’s annual total compensation to such employee’s annual total compensation. For Ms. Valade’s total compensation, we used her total compensation for fiscal 2023 as disclosed above in the Summary Compensation Table. The annual total compensation values are as follows for fiscal 2023, our last completed fiscal year:

CEO Pay Ratio
Median employee total compensation	$26,054
CEO total compensation	$5,363,088
Ratio of CEO to Median Employee compensation	206:1

39

Executive Compensation

2023 Pay Versus Performance
As required by SEC rules, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to the CD&A.

Year	Summary Compensation Table Total for PEO (1)		Compensation Actually Paid to PEO (2)		Average Summary Compensation Table Total for non-PEO NEOs (3)	Average Compensation Actually Paid to non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On		Net income (loss) (in millions) (7)	Adjusted EBITDA (in millions) (8)
	Kelli F. Valade	John C. Miller	Kelli F. Valade	John C. Miller			Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)

2023	5,363,088	—	5,033,701	—	1,626,353	1,075,392	54	145	19,945	81,470

2022	3,427,341	4,575,064	3,245,486	(3,059,884)	1,724,289	384,556	44	104	74,712	77,504

2021	—	6,400,488	—	5,982,906	1,893,720	1,793,436	78	122	78,073	85,582

2020	—	5,340,240	—	1,241,356	1,343,743	579,316	70	117	(5,116)	26,643

(1)
The dollar amounts reported are (i) for 2023, the amounts of total compensation reported for Ms. Valade, (ii) for 2022, the amounts of total compensation reported for Ms. Valade (our current Chief Executive Officer from June 13, 2022 until December 28, 2022) and the amounts of total compensation reported for Mr. Miller (our former Chief Executive Officer until June 13, 2022), (iii) for 2021 and 2020, the amounts of total compensation reported for Mr. Miller (our Chief Executive Officer in those years) (Ms. Valade and Mr. Miller, together, the “PEOs”) in the “Total” column of the 2023 Summary Compensation Table.

(2)
The dollar amounts reported represent the amount of “compensation actually paid” to the relevant PEO during the applicable year as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the relevant PEO during the applicable year. In accordance with SEC rules, the following adjustments were made to the relevant PEO’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO		Minus Reported Value of Equity Awards (a)		Plus Equity Award Adjustments (b)		Compensation Actually Paid to PEO
	Ms. Valade	Mr. Miller	Ms. Valade	Mr. Miller	Ms. Valade	Mr. Miller	Ms. Valade	Mr. Miller
2023	5,363,088	—	3,769,067	—	3,439,680	—	5,033,701	—
2022	3,427,341	4,575,064	2,450,288	3,793,071	2,268,433	(3,841,877)	3,245,486	(3,059,884)
2021	—	6,400,488	—	4,451,217	—	4,033,635	—	5,982,906
2020	—	5,340,240	—	3,981,133	—	(117,751)	—	1,241,356

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the 2023 Summary Compensation Table for the applicable year.

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year and Unvested at End of the Year		Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards		Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year		Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year		Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year		Total Equity Award Adjustments
	Ms. Valade	Mr. Miller	Ms. Valade	Mr. Miller	Ms. Valade	Mr. Miller	Ms. Valade	Mr. Miller	Ms. Valade	Mr. Miller	Ms. Valade	Mr. Miller
2023	2,682,413	—	100,002	—	506,529	—	150,736	—	—	—	3,439,680	—
2022	2,268,433	329,299	—	(940,011)	—	145,170	—	(1,482,248)	—	(1,894,087)	2,268,433	(3,841,877)
2021	—	3,695,462		365,396	—	352,198	—	(379,421)	—	—	—	4,033,635
2020	—	3,313,367		(1,865,425)	—	41,060	—	(1,606,753)	—	—	—	(117,751)

Denny’s 2024 Proxy Statement	40

Executive Compensation

(3)
The dollar amounts reported represent the average of the amounts reported for the Company’s (NEOs) as a group (excluding the relevant PEO or PEOs for the applicable year) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs included for purposed of calculating the average each year are as follows: (i) for 2023, Mr. Verostek, Ms. Sharps Myers, Mr. Furlow, Mr. Dunn and Mr. Dillon, (ii) for 2022, Mr. Verostek, Mr. Dillon, Ms. Sharps Myers, Mr. Dunn, Mr. Wolfinger, and Mr. Bode, (iii) for 2021, Mr. Verostek, Mr. Wolfinger, Mr. Bode, and Mr. Dillon; and (iv) for 2020, Mr. Verostek, Mr. Wolfinger, Mr. Bode, Mr. Dillon, and Mr. Dunn.

(4)
The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the relevant PEO or PEOs for the applicable year), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the relevant PEO or PEOs for the applicable year) during the applicable year. In accordance with SEC rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding the relevant PEO or PEOs for the applicable year) for each year to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Minus Average Reported Value of Equity Awards	Plus Average Equity Award Adjustments (a)	Average Compensation Actually Paid to Non-PEO NEOs
2023	1,626,353	896,617	345,656	1,075,392
2022	1,724,289	883,279	(456,454)	384,556
2021	1,893,720	1,032,624	932,340	1,793,436
2020	1,343,743	746,809	(17,618)	579,316

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year and Unvested at End of the Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Average Equity Award Adjustments
2023	399,023	11,143	89,569	(17,776)	(136,303)	345,656
2022	239,223	(322,677)	50,864	(287,777)	(136,087)	(456,454)
2021	857,301	74,153	81,703	(80,817)	—	932,340
2020	630,026	(378,324)	3,279	(272,599)	—	(17,618)

(5)
Cumulative TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. The TSR assumes that $100 was invested in the Company’s stock on December 25, 2019.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group consists of the following public companies that operate in the restaurant industry for 2023: BJ’s Restaurants, Inc. (BJRI), Bloomin’ Brands, Inc. (BLMN), Brinker International, Inc. (EAT), Cracker Barrel Old Country Store, Inc. (CBRL), Dine Brands Global, Inc. (DIN), El Pollo Loco Holdings, Inc. (LOCO), Fiesta Restaurant Group, Inc. (FRGI), Jack in the Box Inc. (JACK), Noodles & Company (NDLS), Ruth’s Hospitality Group, Inc. (RUTH), Shake Shack, Inc. (SHAK), Texas Roadhouse, Inc. (TXRH), The Cheesecake Factory Incorporated (CAKE), and Wingstop Inc. (WING). From 2022 to 2023, Del Taco Restaurants, Inc. (TACO) was removed from the peer group because it was acquired and ceased to be publically traded. We periodically revise the peer group to more closely reflect a representative sampling of comparable companies in our industry.

(7)	The dollar amounts reported represent the amount of net income reflected in the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 26, 2024.

41

Executive Compensation

(8)
Adjusted EBITDA is a key measure in both our annual and long-term incentive compensation programs. See the CD&A for the definition of Adjusted EBITDA and see Appendix A for a reconciliation to GAAP of Adjusted EBITDA for 2023.

  The items listed below represent the four financial measures we use to link compensation actually paid for the year
  to company performance as further described in our Compensation Discussion and Analysis (CD&A):

Adjusted EBITDA
Domestic system-wide same-restaurant sales change
Relative TSR performance against the companies in the S&P 600 Consumer Discretionary Index
Adjusted EPS growth

Denny’s 2024 Proxy Statement	42

Executive Compensation

Relationship Between Compensation Actually Paid (“CAP”) and Performance
The graphs below show the relationship of CAP to our PEOs and Other NEOs to (i) the Company’s Net Income, (ii) the Company’s Adjusted EBITDA, (iii) and TSR of both the Company and the Peer Group.
CAP reflects, among others, adjustments to the fair value of equity awards during the years presented. Factors impacting adjustments to the fair value of equity awards include the price of our Common Stock at year end, actual achievement of performance goals and nonvesting of awards due to retirements and terminations for good reason. These adjustments contributed significantly to the change in CAP reported for 2020 to 2021.

43

Executive Compensation

2023 Director Compensation

The following table sets forth information concerning the compensation of the Company’s non-employee directors for fiscal 2023.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Total ($)
Bernadette S. Aulestia	105,000		110,002	215,002
Olu Beck	90,000		110,002	200,002
Gregg R. Dedrick	115,000		110,002	225,002
José M. Gutiérrez	120,000		110,002	230,002
Brenda J. Lauderback	165,000		164,998	329,998
John C. Miller	80,000		110,002	190,002
Donald C. Robinson	62,912	(3)	—	62,912
Laysha Ward	100,000		110,002	210,002
F. Mark Wolfinger	45,330	(3)	—	45,330

(1)

The amounts in this column reflect the cash fees earned and/or paid to our non-employee directors as described below under “2023 Director Compensation Program.” Cash fees earned and/or paid to Messrs. Miller and Wolfinger were prorated based on their time as non-employee directors and have also been included in the 2023 Summary Compensation Table.

(2)

The amounts in this column reflect the grant date fair value of DSUs awarded to directors pursuant to our equity incentive plans determined in accordance with FASB ASC 718. Details on the valuation and terms of these awards can be found in Note 13 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 26, 2024. The aggregate number of DSUs held as of December 27, 2023 for Mss. Aulestia and Beck, Messrs. Dedrick and Gutiérrez, Ms. Lauderback, Mr. Miller and Ms. Ward were 62,161, 16,578, 49,581, 79,235, 190,666, 19,115, and 102,538, respectively.

(3)	In recognition of their retirement, Mr. Wolfinger received a cash award of $15,000 and Mr. Robinson received a cash award of $10,000 and travel vouchers of $15,000.

2023 Director Compensation Program

The 2023 non-employee director compensation was comprised of annual cash fees and an annual equity grant as follows:

Annual Cash Fees –

•	An annual cash retainer of $80,000 (for all non-employee directors other than the Board Chair);

•	An annual cash retainer of $135,000 for the Board Chair;

•	An additional annual cash retainer of $20,000 for the chair of the Audit Committee;

•	An additional annual cash retainer of $15,000 for the chair of the Compensation Committee;

•	An additional annual cash retainer of $15,000 for the chair of the Governance Committee;

•	A $10,000 annual cash retainer is paid to the Audit Committee, Compensation Committee, and Governance Committee members; and

•	A meeting fee of $1,500 for telephonic and in-person attendance at any Board meeting in excess of regularly scheduled meetings (for all non-employee directors).

Subject to any applicable deferral election, all retainer amounts are payable in quarterly installments in advance, and all meeting fees are payable in the quarter following the date of the meeting. All Board members are given the opportunity to elect to defer all or a specified percentage of their cash retainer amounts in the form of share-settled DSUs.

Annual Equity Grant –

Board members received an annual grant of DSUs valued at $110,000, or $165,000 in the case of the Board Chair. All DSUs settle in shares of Denny’s Common Stock on a one-for-one basis. All DSUs will vest in full on the first anniversary of grant and will generally be settled in shares of Common Stock upon the Board member’s termination of service, including in connection with a change in control, subject to a deferral election.

Denny’s 2024 Proxy Statement	44

PROPOSAL 4

Stockholder Proposal Regarding the Disclosure of greenhouse gas (“GHG”) emissions, emissions data for any previous year during which they’ve been measured, and targets for further reducing its emissions with progress meeting the goals to be disclosed regularly

Our Board of Directors recommends that you vote AGAINST the proposal

The Accountability Board, Inc., 401 Edgewater Pl #600, Wakefield, MA 01880, which has represented that it has held at least $25,000.00 in market value of our Common Stock for at least one year, submitted the below stockholder proposal for the Annual Meeting.

STOCKHOLDER PROPOSAL

Denny’s

Greenhouse Emissions

Dear fellow shareholders,

For years, Denny’s has been communicating about reducing its greenhouse gas (GHG) emissions.

•	2020: Denny’s says it “has a responsibility to protect the planet” and explicitly assures shareholders that, “we do this by reducing greenhouse gas emissions.” [Emphasis added]

•

2021: Denny’s begins making the claim (which it still makes) that it “believes in…reducing greenhouse gas emissions” and boasting that it’s “instituted policies and practices aimed at reducing our environmental impact at the corporate level, the restaurant level and everywhere in between.”

•	2022: Denny’s proxy statement claims that installing car charging stations at some locations is part of “further reducing” emissions. [Emphasis added]

•	2023: CEO Kelli Valade declares, in Denny’s ESG report, that “we have a responsibility to do our part to protect the environment by reducing our greenhouse gas emissions.”

Of course, for Denny’s to know if it’s reducing (and even “further” reducing) GHG emissions, it must be measuring its emissions—since that would be the only certain way to know if a reduction is being achieved. But strangely, Denny’s has disclosed neither any GHG emissions data nor measurable reduction targets.

This sets Denny’s apart from countless other companies which do disclose their current GHG emissions and have set measurable reduction targets.

As just one example, McDonald’s has joined the United Nations’ Race to Zero campaign, committing to put it “on the path to net zero emissions by 2050” and has extensive disclosures regarding its GHG emissions (and reductions) for Scopes 1, 2, and 3 emissions.

After years of vague communications about reducing its emissions that fail to provide any GHG emissions data or targets, we think it’s time for some specificity.

RESOLVED: Shareholders ask that Denny’s disclose its current greenhouse gas (“GHG”) emissions, emissions data for any previous year during which they’ve been measured, and targets for further reducing its emissions. Progress meeting the goals should then be disclosed regularly.

Thank you.

45

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO STOCKHOLDER RESOLUTION

Denny’s has implemented policies and practices aimed at reducing environmental impact throughout our system, including at the corporate level, restaurant level and otherwise. This includes promoting energy conservation by continuously looking for ways to decrease energy consumption.

All corporate Denny’s restaurants and new greenfield locations, as well as our corporate office, are equipped with LED lighting fixtures which consume less energy than more traditional fixtures. As we build new restaurants, we are installing dimming systems and high-efficiency equipment to further reduce our electricity usage. These efforts have yielded an estimated 9% average reduction in electricity usage at our company-operated restaurants and an estimated 19% reduction in our corporate office.

Within our corporate Denny’s restaurants, we have lowered the amount of natural gas used year-to-year since 2018, averaging approximately 17% less natural gas usage per year. We have also implemented a program in our restaurants that allows restaurants to safely shut off costly cook’s line “dipper wells” without compromising food safety standards. This program has saved approximately 128,000 gallons of water per restaurant.

Denny’s consistently explores innovative new ways to deliver our guests’ favorite dishes – and always in a way that strives to minimize waste. We have replaced all Styrofoam food packaging with standard Polypropylene packaging. Additionally, Denny’s has switched from using all Styrofoam cups in our restaurants to plastic and paper cups. Further, recycling is highly encouraged throughout our corporate offices and all restaurant locations. At the corporate office, we recover approximately 180 lbs. of organic material each month, and while restaurant locations do not generate hazardous waste streams, approximately 30% of non-hazardous waste is diverted to recycling.

With respect to this stockholder proposal, we will fully comply with the climate-related disclosure rules adopted by the Securities and Exchange Commission in March 2024.

In light of our practices noted above and the recent release of specific regulatory disclosure requirements, the Board believes this proposal is redundant and unnecessary and that devoting resources to preparing such disclosures would be inefficient and not in the best interests of stockholders at this time. For the above reasons the Board recommends that the stockholders vote AGAINST this proposal, if properly presented at the meeting.

Denny’s 2024 Proxy Statement	46

PROPOSAL 5

Stockholder Proposal Regarding the Publication of Measurable, Time-bound Targets for Eliminating (or at least significantly reducing) gestation crates in its pork supply and regularly report progress meeting them

Our Board of Directors recommends that you vote AGAINST the proposal

The Humane Society of the United States, 1255 23rd Street, NW Suite 450, Washington, DC 20037 which has represented that it has held at least $2,000.00 in market value of our Common Stock for at least three years, submitted the below stockholder proposal for the Annual Meeting.

STOCKHOLDER PROPOSAL

Denny’s

RESOLVED: Shareholders ask Denny’s to publish measurable, timebound targets for eliminating (or at least significantly reducing) gestation crates in its pork supply—and regularly report progress on meeting them.

SUPPORTING STATEMENT: In its 2023 10-K, Denny’s warned that “consumer trust in our brand may suffer” if it doesn’t adequately address the “increasing public focus by investors” and others regarding animal welfare (and other such issues) in its supply chain. Thus, it makes sense that Denny’s has long been touting various animal welfare goals.

As one example, during the decade between 2012 and 2022, Denny’s touted its goal “to source our pork from suppliers that do not use gestation crates for the housing of sows.”

These solitary cages confine pigs so restrictively, they can’t even turn around. They’re so controversial, many states have outlawed their use and/or the sale of pork coming from operations which use them.

But during that decade, Denny’s didn’t report any measurable compliance whatsoever with its stated goal.

Then, in April 2022 (following a shareholder proposal submission) Denny’s finally published an update.

It was clear from the update that none of Denny’s pork was confirmed as gestation crate-free, despite the company’s decade long goal.

Nonetheless, the update said Denny’s would “aim to progress to 100% gestation crate-free pork supply over time,” promising to “create an action plan for reaching that goal, which we aim to publish by the end of 2022.”

In other words, despite its decade-long goal, meaningful progress hadn’t been made—but it would finally have a plan for moving forward by year’s end.

Yet, 2022 came and went without Denny’s publishing any such plan.

So, in January 2023, an international organization launched a public campaign spotlighting the company’s inaction: there have been protests in front of Denny’s restaurants, websites and advertisements targeting its board members and franchisees, videos linking Denny’s to animal cruelty, and more.1

Then, in March, Denny’s issued a new ESG report. While it reiterated Denny’s goal of sourcing gestation crate-free pork, soon after, in June, Denny’s changed the commitment on its website yet again. The new language has no commitment to ever eliminate (or even reduce) gestation crates.2

Meanwhile, eleven states ban or restrict the use of gestation crates.3 A National Pork Producers Council spokesperson said in 2023, that over 40% of domestic pork production now at least limits gestation crates. And other pork buyers exclusively use such pork (or are on track to), including McDonald’s, Wendy’s, Burger King, Panera Bread, Cheesecake Factory, Chipotle, Jack in the Box, Shake Shack, Aramark, Campbell’s, and others.

But not Denny’s.

Despite over ten years of assurances, Denny’s never made meaningful progress and now lacks any targets for ever eliminating (or even reducing) gestation crates in its supply chain. We think it’s time shareholders step in.

[1]	See, for example, ItsDinerTime.com

[2]	See Dennys.com/our-food

[3]	See CageFreeLaws.com

47

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO STOCKHOLDER RESOLUTION

At Denny’s, we recognize our responsibility to ensure the well-being and proper handling of all animals that provide products for our company. Our commitment to animal health is steadfast and firmly guided by a holistic, science-based approach.

We look to established animal welfare organizations for guidance when making supply chain decisions and work with suppliers that adhere to the same approach regarding the animals in their care.

Phasing out the use of gestation crates for the purpose of housing pregnant sows in the U.S. is a goal that builds on our commitment to animal health and welfare. We made a previous genuine commitment in good faith, based on our belief that supply chain conditions would evolve to support our commitment. We anticipated a growing supply of pork from producers that do not use gestation crates at a cost that our company and franchise restaurants could reasonably absorb. Unfortunately, the pork supply industry has not evolved as expected.

Due to market conditions, supply constraints for some products, and elevated costs, we cannot forecast a specific timeline to achieve our broader goal. While 32% of our pork supply currently is sourced from suppliers that either use group housing systems or do not house confirmed pregnant sows in gestation crates, we believe we could increase our sourcing to at least 50% by 2028. Further, we commit to tracking and transparently reporting our progress annually, with a goal of continued measured and meaningful improvements.

The Board and management will continue to monitor and evaluate the pork supply chain and our related long-term goal of phasing out the use of gestation crates. However, we are unable to make further commitments currently without industry data to support our ability to meet such commitments. In light of our practices noted above, the Board believes this proposal is redundant and unnecessary and would be inefficient and not in the best interests of stockholders. For the above reasons the Board recommends that the stockholders vote AGAINST this proposal, if properly presented at the meeting.

Denny’s 2024 Proxy Statement	48

RELATED PARTY TRANSACTIONS

During the Company’s last fiscal year, there were no transactions that occurred or relationships that existed between the Company and its directors, director nominees, executive officers, 5% stockholders or their respective immediate family members that require disclosure under SEC regulations.

The Company maintains a written policy and procedures for the review, approval or ratification of related party transactions. Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee will review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction will be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

CODE OF ETHICS

Denny’s Corporation has adopted a code of ethics entitled “Denny’s Code of Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Code of Conduct is posted on the Company’s website at www.dennys.com.

The Company will post on its website any amendments to, or waivers from, a provision of the Denny’s Code of Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Accounting Officer and Corporate Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Code of Conduct to an appropriate person or persons identified in the code; or (v) accountability to adherence to the Code of Conduct.

49

DENNY’S ESG COMMITMENT

Feeding People’s Minds, Bodies and Souls

Denny’s is America’s Diner, a place shaped by a simple philosophy: We Love to Feed People’s Minds, Bodies and Souls. This is our purpose, and it is what drives us to give back to the communities we serve. We believe that we have a responsibility to make a positive, meaningful impact in the industry in which we operate, from the communities we serve to all impacted by our restaurant operations and the service we provide.

Our environmental, social, and governance (“ESG”) strategy focuses on addressing key material topics, and we are setting clear targets and annual goals aligned with what we know people and the planet need. We are committed to communicating progress transparently annually, reporting and disclosing performance against these goals. Guided by our values, we also share stories of action on the ground, serving as inspirational case studies for our staff, stakeholders, and peers and helping to accelerate broader action across the business and our sector.

Governance and Oversight of the ESG Strategy

We believe in doing things the right way, which is why we are committed to building and implementing a robust and impactful program to ensure our ESG strategy is embedded throughout our business.

Our ESG program is overseen by the Board and Senior Leadership, who are ultimately accountable for its successful implementation. This includes developing the strategy for action on ESG topics of material importance and defining key measures for reporting. Board and Senior Leadership oversight supports our efforts to ensure that strategic decisions concerning these topics are evidence-based and address matters of significance to our business and our wider stakeholders.

Implementation of our ESG strategy is underway. We recently introduced a tool for our operations designed to enhance our monitoring and reporting process. We are also improving our governance processes to ensure action is embedded throughout our business, with all staff playing their part in delivering this important work, including employee subject matter experts and technical leads.

Denny’s 2024 Proxy Statement	50

Denny’s ESG Commitment

Our ESG Pillars

Environmental: We believe that the environment is shared by us all. Therefore, we are committed to addressing environmental issues both within our direct operations and across our value chain, researching and designing innovative solutions where they are most needed, including our supply chain, the construction of our premises, and the running of our operations.

Social: We are committed to building a workforce centered on our values and promoting the well-being of people across our entire value chain—employees, customers, partners, and suppliers. We believe in the potential of our workforce and the importance of providing career development for those who want to learn and grow with us, and we celebrate diversity and embrace differences to broaden our perspectives and strengthen the work we do.

Our focus is to foster a culture of teamwork that upholds diversity and inclusion, and we are dedicated to creating an equitable environment for the people we employ.

Governance: At Denny’s, we emphasize a culture of accountability and conduct our business in a manner that is fair, ethical, and responsible, with a transparent system of governance that embeds action throughout the organization. By doing this, we seek to earn the trust of our stakeholders, including customers, team members, and stockholders. We maintain a robust risk management program to ensure compliance with applicable laws and regulations governing ethical business practices.

For more information on Denny’s ESG Commitments and examples of real-world action, see our 2022 ESG Report, which can be found under the Social Impact page of our website at https://www.dennys.com/social-impact.

51

OTHER MATTERS

Expenses of Solicitation

The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. If you vote via the telephone or Internet or participate in the Annual Meeting through the Internet, you may incur costs associated with the telephone or electronic access, such as usage charges from Internet access providers and telephone companies, which the Company will not reimburse. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting

In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before, and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

2025 Stockholder Proposals

In order for stockholder proposals intended to be presented at the Annual Meeting of Stockholders to be held in 2025 (the “2025 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 5, 2024. Regarding stockholder nominations of directors and stockholder proposals intended to be presented at the 2025 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to Article II, Sections 2 and 3 of the By-laws, respectively, written notice of such proposals, to be timely, must be received by the Company no earlier than February 14, 2025 and no later than March 16, 2025 (i.e., no more than 90 days and no less than 60 days prior to May 15, 2025, the first anniversary of the Annual Meeting, and must include the information required by Rule 14a-19 under the Exchange Act). In the event that the date of the 2025 Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such nominations and proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in any such nominee not being eligible for election or such proposal’s underlying business not being eligible for consideration at the meeting. Such notices must contain the information specified in the By-laws, including information concerning the proposed nominee or proposal and information about the stockholder’s ownership of Common Stock.

Electronic Access to Future Proxy Materials and Annual Reports

Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by indicating in the comment section of your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials.

Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.

Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Company’s annual report for the fiscal year ended December 27, 2023 may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to the Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this Proxy Statement, the Company will promptly provide separate copies of this Proxy Statement and/or the Company’s annual report for the fiscal year ended December 27, 2023. Stockholders sharing an address who are receiving multiple copies of this Proxy Statement and/or the Company’s annual report for the fiscal year ended December 27, 2023 and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Denny’s 2024 Proxy Statement	52

FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2023 as filed with the SEC is available, without charge, upon written request directed to Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this Proxy Statement.

53

APPENDIX A

DENNY’S CORPORATION

Reconciliation of Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities to

Non-GAAP Financial Measures

(Unaudited)

The Company believes that, in addition to U.S. generally accepted accounting principles (GAAP) measures, certain non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance and liquidity on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including incentive compensation for certain employees. Adjusted EBITDA is also used in the calculation of financial covenant ratios in accordance with the Company’s credit facility. Adjusted Free Cash Flow is also used as a non-GAAP liquidity measure by Management to assess the Company’s ability to generate cash and plan for future operating and capital actions. Management believes that the presentation of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share and Adjusted Free Cash Flow provide useful information to investors and analysts about the Company’s operating results, financial condition or cash flows. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income (loss), net income (loss), net income (loss) per share, net cash provided by (used in) operating activities, or other financial performance and liquidity measures prepared in accordance with GAAP.

	Fiscal Year Ended
($ in thousands)	12/27/2023	12/28/2022	12/29/2021	12/30/2020(1)

Net income (loss)	$19,945	$74,712	$78,073	$(5,116)

Provision for (benefit from) income taxes	6,993	24,718	26,030	(1,999)

Goodwill impairment charges	6,363	—	—	—

Operating (gains), losses and other charges, net	2,530	(1,005)	(46,105)	1,808

Other nonoperating expense (income), net	8,288	(52,585)	(15,176)	(4,171)

Share-based compensation expense	8,880	11,400	13,602	7,948

Deferred compensation plan valuation adjustments	1,911	(2,153)	2,089	1,606

Interest expense, net	17,597	13,769	15,148	17,965

Depreciation and amortization	14,385	14,862	15,446	16,161

Cash payments for restructuring charges and exit costs	(2,291)	(1,067)	(1,767)	(2,981)

Cash payments for share-based compensation	(3,131)	(5,147)	(1,758)	(4,578)

Adjusted EBITDA	$81,470	$77,504	$85,582	$26,643

(1)	Includes 53 operating weeks.

Denny’s 2024 Proxy Statement	A-1

APPENDIX A

DENNY’S CORPORATION

Reconciliation of Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities to

Non-GAAP Financial Measures Continued (Unaudited)

	Fiscal Year Ended
($ in thousands)	12/27/2023	12/28/2022	12/29/2021	12/30/2020(1)

Net cash provided by (used in) operating activities	$72,125	$39,452	$76,173	$(3,137)

Capital expenditures	(9,978)	(11,844)	(7,355)	(6,962)

Acquisition of real estate and restaurants(2)	(1,227)	(750)	(10,369)	—

Cash payments for restructuring charges and exit costs	(2,291)	(1,067)	(1,767)	(2,981)

Cash payments for share-based compensation	(3,131)	(5,147)	(1,758)	(4,578)

Deferred compensation plan valuation adjustments	1,911	(2,153)	2,089	1,606

Other nonoperating expense (income), net	8,288	(52,585)	(15,176)	(4,171)

Gains (losses) on investments	85	(305)	(21)	123

Gains (losses) on early termination of debt and leases	(17)	37	523	(224)

Amortization of deferred financing costs	(635)	(634)	(1,105)	(876)

Gains (losses) and amortization on interest rate swap derivatives, net	(10,959)	54,989	12,629	2,164

Interest expense, net	17,597	13,769	15,148	17,965

Cash interest expense, net(3)	(16,420)	(14,923)	(17,152)	(18,047)

Deferred income tax benefit (expense)	1,703	(14,732)	(14,097)	(3,981)

(Increase) decrease in tax valuation allowance	(205)	(546)	5,031	3,041

Provision for (benefit from) income taxes	6,993	24,718	26,030	(1,999)

Income taxes paid, net	(9,195)	(9,296)	(9,942)	(6)

Changes in operating assets and liabilities, excluding acquisitions and dispositions

Receivables	(3,904)	5,892	(1,373)	(6,378)

Inventories	(3,362)	460	3,879	(101)

Other current assets	325	1,138	(7,454)	3,872

Other noncurrent assets	2,509	2,129	1,881	1,816

Operating lease assets and liabilities	628	696	1,521	(844)

Accounts payable	(4,032)	(3,918)	(6,608)	10,682

Other accrued liabilities	(3,356)	8,798	(15,480)	9,134

Other noncurrent liabilities	1,198	6,513	5,517	5,510

Adjusted Free Cash Flow	$44,650	$40,691	$40,764	$1,628

(1)	Includes 53 operating weeks.

(2)

For the fiscal year ended December 27, 2023, amount includes cash paid for the acquisition of a piece of real estate. For the fiscal year ended December 28, 2022, amount includes cash paid for the acquisition of a Denny’s franchise restaurant and excludes capital paid for the acquisition of Keke’s.

(3)

Includes cash interest expense, net and cash (receipts) payments of approximately $(0.2) million, $1.8 million, $3.3 million and $1.9 million for dedesignated interest rate swap derivatives for the fiscal years ended December 27, 2023, December 28, 2022, December 29, 2021 and December 30, 2020, respectively.

A-2

APPENDIX A

DENNY’S CORPORATION

Reconciliation of Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities to

Non-GAAP Financial Measures Continued

(Unaudited)

	Fiscal Year Ended
($ in thousands, except per share amounts)	12/27/2023	12/28/2022	12/29/2021	12/30/2020(1)

Adjusted EBITDA	81,470	77,504	85,582	26,643

Cash interest expense, net(2)	(16,420)	(14,923)	(17,152)	(18,047)

Cash paid for income taxes, net	(9,195)	(9,296)	(9,942)	(6)

Cash paid for capital expenditures, real estate and restaurant(3)	(11,205)	(12,594)	(17,724)	(6,962)

Adjusted Free Cash Flow	44,650	40,691	40,764	1,628

Net income (loss)	19,945	74,712	78,073	(5,116)

(Gains) losses on interest rate swap derivatives	10,959	(54,989)	(12,629)	(2,164)

Gains on sales of assets and other, net	(2,220)	(3,378)	(47,822)	(4,678)

Impairment charges(4)	8,577	963	442	4,083

Tax effect(5)	(4,329)	14,294	15,002	706

Adjusted Net Income (Loss)	32,932	31,602	33,066	(7,169)

Diluted weighted-average shares outstanding	56,196	60,879	65,573	60,812

Net Income (Loss) Per Share – Diluted	$0.35	$1.23	$1.19	$(0.08)

Adjustments Per Share	$0.24	$(0.71)	$(0.69)	$(0.04)

Adjusted Net Income (Loss) Per Share	$0.59	$0.52	$0.50	$(0.12)

(1)	Includes 53 operating weeks.

(2)

Includes cash interest expense, net and cash (receipts) payments of approximately $(0.2) million, $1.8 million, $3.3 million and $1.9 million for dedesignated interest rate swap derivatives for the fiscal years ended December 27, 2023, December 28, 2022, December 29, 2021 and December 30, 2020, respectively.

(3)

For the fiscal year ended December 28, 2022, amount includes cash paid for capital expenditures and the acquisition of a Denny’s franchise restaurant, and excludes cash paid for the acquisition of Keke’s.

(4)	Impairment charges include goodwill impairment charges of $6.4 million for the fiscal year ended December 27, 2023.

(5)	Tax adjustments for fiscal years ended December 27, 2023, December 28, 2022, December 29, 2021, and December 30, 2020, reflect an effective rate of 25.0%, 24.9%, 25.0%, and 25.6%, respectively.

Denny’s 2024 Proxy Statement	A-3

DENNY’S CORPORATION
203 EAST MAIN ST. (P-12-01)
SPARTANBURG, SC 29319
ATTN: GAIL SHARPS MYERS
SCAN TO
VIEW MATERIALS & VOTE
As a stockholder of Denny’s Corporation (the “Company”), you have the option of voting the shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 P.M. Eastern Time, on May 14, 2024. The 2024 Proxy Statement and the 2023 Annual Report of Denny’s Corporation are available at: http://materials.proxyvote.com/24869p
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to www.virtualshareholdermeeting.com/DENN2024
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2024. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V38139-P07616
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
DENNY’S CORPORATION
The Board of Directors recommends you vote “FOR” all
nominees listed in Proposal 1, “FOR” Proposals 2 and 3, and
“AGAINST” Proposals 4 and 5.
1. Election of eight (8) directors.
Nominees:
For Against Abstain
For Against Abstain
2.
A proposal to ratify the selection of KPMG LLP as the independent
1a.
Bernadette S. Aulestia
registered public accounting firm of Denny’s Corporation
and its subsidiaries for the fiscal year ending December 25, 2024.
1b.
Olu Beck
3.
An advisory resolution to approve the executive compensation of the Company.
1c.
Gregg R. Dedrick
4.
A proposal that asks the Company to disclose its current
greenhouse gas (“GHG”) emissions, emissions data for
any previous year during which they’ve been measured,
1d.
José M. Gutiérrez
and targets for further reducing its emissions with progress meeting the goals to be disclosed regularly.
1e.
Brenda J. Lauderback
5.
A proposal that asks the Company to publish measurable,
time-bound targets for eliminating (or at least significantly reducing) gestation crates in its pork supply and regularly
1f.
John C. Miller
report progress meeting them.
1g.
Kelli F. Valade
6.
To the transact meeting. such other business as may properly come before
1h.
Laysha Ward
Note: Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2023 Annual Report are available at http://materials.proxyvote.com/24869p.
V38140-P07616
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
DENNY’S CORPORATION
The undersigned hereby appoints Brenda J. Lauderback and Kelli F. Valade as Proxies, each with the power to appoint her substitute, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on March 19, 2024 at the Annual Meeting of Stockholders to be held on May 15, 2024 or any adjournment thereof.
Board of Directors voting recommendations – (i) in favor of the eight (8) nominees to the Board of Directors; (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the fiscal year ending December 25, 2024; (iii) in favor of the advisory resolution to approve the executive compensation of the Company, as described in the Proxy Statement; and (iv) against both of the stockholder proposals described in the Proxy Statement.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS
2 AND 3, AND “AGAINST” PROPOSALS 4 AND 5.
(Continued, and to be marked, dated and signed on the other side.)